Exhibit 99.3.1

May 23, 2014

Board of Trustees

Conahasset Bancshares, Inc.

Boards of Directors

Conahasset Bancshares, Inc.

Pilgrim Bancshares, Inc.

Pilgrim Bank

40 South Main Street

Cohasset, Massachusetts 02025

Members of the Boards of Trustees and Directors:

We have completed and hereby provide an updated appraisal of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion described below.

This updated appraisal is furnished pursuant to the requirements in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to the Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”) and the Massachusetts Commissioner of Banks (the “Commissioner”), and applicable regulatory interpretations thereof. Our original appraisal report, dated February 14, 2014 (the “Original Appraisal”), is incorporated herein by reference. As in the preparation of our Original Appraisal, we believe the data and information used herein is reliable; however, we cannot guarantee the accuracy and completeness of such information.

On March 4, 2014, the Board of Trustees of Conahasset Bancshares, MHC, (the “MHC”), a mutual holding company that owns all of the outstanding shares of common stock of Conahasset Bancshares, Inc., a Maryland corporation (“Bancshares”), adopted the plan of conversion whereby the MHC will convert to stock form. As a result of the conversion, Bancshares, which currently owns all of the issued and outstanding common stock of Pilgrim Bank, Cohasset, Massachusetts (“Pilgrim Bank” or the “Bank”) will be succeeded by a Maryland corporation with the name of Pilgrim Bancshares, Inc. (“Pilgrim Bancshares” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter be referred to as Pilgrim Bancshares or the Company.

Pilgrim Bancshares will offer its common stock in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders and Tax-Qualified Employee Stock Benefit Plans including Pilgrim Bank’s employee stock ownership plan (the “ESOP”), as such terms are defined in the Company’s prospectus for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and/or a syndicated community offering. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of Pilgrim Bank and the balance of the net proceeds will be retained by the Company.

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 600	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Trustees

Boards of Directors

May 23, 2014

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, Pilgrim Bancshares may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

The plan of conversion provides for the establishment of a new charitable foundation (the “Foundation”). The Foundation contribution will total $725,000 and will be funded with Pilgrim Bancshares common stock contributed by the Company in an amount equal to 3.0% of the shares of common stock sold in the offering and the remainder in cash. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which Pilgrim Bank operates and to enable those communities to share in the Bank’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

The estimated pro forma market value is defined as the price at which the Company’s common stock, immediately upon completion of the Offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the Company’s common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof. RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution client institutions.

This updated appraisal reflects the following noteworthy items: (1) a review of recent developments in Pilgrim Bancshares’ financial condition, including financial data through March 31, 2014; (2) an updated comparison of Pilgrim Bancshares’ financial condition and operating results versus the Peer Group companies identified in the Original Appraisal; and, (3) a review of stock market conditions since the date of the Original Appraisal incorporating stock prices as of May 23, 2014.

Board of Trustees

Boards of Directors

May 23, 2014

Discussion of Relevant Considerations

1. Financial Results

Table 1 presents summary balance sheet and income statement details for the twelve months ended December 31, 2013 and updated financial information through March 31, 2014. Pilgrim Bancshares’ assets decreased by $2.2 million or 1.27% from December 31, 2013 to March 31, 2014. Investment securities and certificates of deposit (“CDs”) held with other banks accounted for most of the decline in assets during the first quarter. The balance of net loans receivable also declined slightly during the first quarter. Overall, cash and investments (inclusive of FHLB stock and investment in The Co-operative Central Reserve Fund) decreased from $28.3 million or 16.50% of assets at December 31, 2013 to $26.2 million or 15.48% of assets at March 31, 2014. Loans receivable decreased from $132.9 million or 77.48% of assets at December 31, 2013 to $132.5 million or 78.20% of assets at March 31, 2014. The balance of bank-owned life insurance increased slightly during the first quarter of 2014.

Updated credit quality measures showed credit quality improved slightly during the first quarter of 2014. Pilgrim Bancshares’ non-performing assets decreased from $2.4 million or 1.37% of assets at December 31, 2013 to $1.7 million or 0.98% of assets at March 31, 2014. Non-accruing 1-4 family permanent mortgage loans comprised the entire balance of Pilgrim Bancshares’ non-performing assets at March 31, 2014.

The Company’s interest-bearing funding composition showed a decrease in deposits during the first quarter of 2014, which was funded by asset shrinkage and an increase in borrowings. Deposits decreased from $153.7 million or 89.61% of assets at December 31, 2013 to $149.4 million or 88.20% of assets at March 31, 2014. Deposit run-off during the first quarter consisted of transaction and savings account deposits, which was partially offset by an increase in CDs. The balance of borrowings increased from $5.0 million or 2.91% of assets at December 31, 2013 to $7.0 million or 4.13% of assets at March 31, 2014. FHLB advances continued to account for all of the Company’s borrowings. Pilgrim Bancshares’ equity increased from $12.5 million to $12.7 million during the first quarter, which was the result of retention of first quarter earnings and a reduction in the accumulated other comprehensive loss from December 31, 2013 to March 31, 2014. The slight increase in equity combined with asset shrinkage increased the Company’s equity-to-assets ratio from 7.29% at December 31, 2013 to 7.51% at March 31, 2014.

Pilgrim Bancshares’ operating results for the twelve months ended December 31. 2013 and March 31, 2014 are also set forth in Table 1. The Company’s updated reported earnings were slightly higher, increasing from $368,000 or 0.22% of average assets for the twelve months ended December 31, 2013 to $446,000 or 0.26% of average assets for the twelve months ended March 31, 2014. The increase in net income was primarily due to an increase in net interest income and, to a lesser extent, an increase in loan sales gains and a recovery of loan loss provisions. Partially offsetting the improvement in earnings were a decrease in non-interest operating income and an increase in operating expenses.

Pilgrim Bancshares’ net interest income was up slightly during the most recent twelve month period, as the Company’s interest rate spread increased from 2.75% during the

Board of Trustees

Boards of Directors

May 23, 2014

Table 1

Pilgrim Bancshares, Inc.

Recent Financial Data

	At Dec. 31, 2013		At March 31, 2014
	Amount	Assets	Amount	Assets
	($000)	(%)	($000)	(%)
Balance Sheet Data
Total assets	$171,556	100.00%	$169,371	100.00%
Cash, cash equivalents	8,991	5.24	8,602	5.08
Investment securities/CDs	18,261	10.64	16,565	9.78
Loans receivable, net	132,923	77.48	132,455	78.20
FHLB stock/Co-op Central Res. Fund	1,051	0.61	1,059	0.63
Bank-Owned Life Insurance	2,181	1.27	2,193	1.29
Deposits	153,732	89.61	149,379	88.20
Borrowings	5,000	2.91	7,000	4.13
Total equity	12,504	7.29	12,726	7.51

	12 Months Ended		12 Months Ended
	Dec. 31, 2013		March 31, 2014
	Amount	Avg. Assets	Amount	Avg. Assets
	($000)	(%)	($000)	(%)
Summary Income Statement
Interest income	$5,963	3.49%	$6,092	3.58%
Interest expense	(1,175)	(0.69)	(1,125)	(0.66)

Net interest income	4,788	2.80	4,967	2.92
Provisions for loan losses	—	0.00	36	0.02
Net interest income after prov.	4,788	2.80	5,003	2.94
Gain on sale of loans	—	0.00	19	0.01
Other non-interest operating income	593	0.35	526	0.31
Net gain on sales and calls of securities	5	0.00	5	0.00
Writedown of securities	(247)	(0.14)	(247)	(0.14)
Non-interest operating expense	(4,611)	(2.70)	(4,627)	(2.72)

Income before income tax expense	528	0.31	679	0.40
Income taxes	(160)	(0.09)	(233)	(0.14)

Net income	$368	0.22%	$446	0.26%

Sources: Pilgrim Bancshares’ prospectus, audited and unaudited financial statements, and RP Financial calculations.

Board of Trustees

Boards of Directors

May 23, 2014

three months ended March 31, 2013 to 3.30% during the three months ended March 31, 2014. The increase in the Company’s interest rate spread was mostly attributable to an increase in average yield earned on interest-earning assets, which was supported by an increase in the concentration of loans that comprised interest-earning assets. Slightly lower funding costs during the first quarter of 2014 compared to the year ago quarter also contributed to the increase in the Company’s interest rate spread. Overall, net interest income increased from $4.8 million or 2.80% of average assets during the twelve months ended December 31, 2013 to $5.0 million or 2.92% of average assets during the twelve months ended March 31, 2014.

Slightly higher operating expenses translated into a slightly higher operating expense ratio for the Company’s updated earnings, as operating expenses increased from $4.611 million or 2.70% of average assets for the twelve months ended December 31, 2013 to $4.627 million or 2.72% of average assets for the twelve months ended March 31, 2014. Higher compensation costs accounted for most of the increase in operating expenses. Overall, Pilgrim Bancshares’ updated ratios for net interest income and operating expenses provided for a slightly higher expense coverage ratio (net interest income divided by operating expenses). Pilgrim Bancshares’ expense coverage ratio increased from 1.04x for the twelve months ended December 31, 2013 to 1.07x for the twelve months ended March 31, 2014.

Non-interest operating income, including gains on sale of loans, was down slightly during the most recent twelve month period, decreasing from $593,000 or 0.35% of average assets for the twelve months ended December 31, 2013 to $545,000 or 0.32% of average assets for the twelve months ended March 31, 2014. Overall, when factoring non-interest operating income into core earnings, the Company’s updated efficiency ratio of 83.95% (operating expenses, as a percent of net interest income and non-interest operating income) was slightly lower or more favorable compared to the 85.71% efficiency ratio recorded for the twelve months ended December 31, 2013.

The Company’s updated earnings showed no change in non-recurring gains and losses, with both twelve month periods showing net gains on sales and calls of securities of $5,000 or 0.00% of average assets and writedown of securities of $247,000 or 0.14% of average assets.

The Company recorded a reversal of loan loss provisions of $36,000 or 0.02% of average during the twelve months ended March 31, 2014, while no loan loss provisions were established during the twelve months ended December 31, 2013. As of March 31, 2014, the Company maintained an allowance for loan losses of $742,000, equal to 44.75% of non-accruing loans.

2. Peer Group Financial Comparisons

Tables 2 and 3 present the financial characteristics and operating results for Pilgrim Bancshares, the Peer Group and all publicly-traded thrifts. The Company’s and the Peer Group’s ratios are based on financial results through March 31, 2014, unless otherwise indicated for the Peer Group companies. FedFirst Financial Corporation of Pennsylvania and OBA Financial Services, Inc. of Maryland, which were two of the companies selected for the Peer Group in the Original Appraisal, are under pending acquisitions to sell control and, therefore, have been eliminated from the Peer Group.

Board of Trustees

Boards of Directors

May 23, 2014

Table 2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of March 31, 2014

			Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash &	MBS &		Net		Borrowed	Sub.	Total	Goodwill	Tangible		MBS, Cash &			Borrows.	Total	Tangible	Tangible	Tier 1	Risk-Based
			Equivalents	Invest	BOLI	Loans	Deposits	Funds	Debt	Equity	& Intang	Equity	Assets	Investments	Loans	Deposits	& Subdebt	Equity	Equity	Capital (1)	Risk-Based	Capital
Pilgrim Bancshares, Inc.		MA
March 31, 2014			5.08%	10.41%	1.29%	78.20%	88.20%	4.13%	0.00%	7.51%	0.00%	7.51%	-1.47%	-40.53%	13.72%	-3.74%	77.37%	2.27%	2.27%	7.61%	12.91%	13.67%
All Public Companies
Averages			5.72%	20.23%	1.90%	67.48%	74.23%	10.79%	0.39%	13.28%	0.68%	12.66%	4.88%	0.00%	8.20%	3.90%	18.90%	5.34%	0.05%	12.32%	19.86%	20.82%
Medians			3.98%	17.07%	1.94%	69.41%	75.54%	10.42%	0.00%	12.25%	0.03%	11.38%	2.82%	-0.03%	6.41%	1.11%	3.92%	-0.20%	0.00%	11.60%	17.60%	18.88%
State of MA
Averages			4.51%	14.58%	1.94%	76.27%	72.33%	14.94%	0.15%	11.65%	0.51%	11.14%	14.94%	0.19%	16.98%	13.23%	53.29%	0.43%	0.00%	13.59%	16.83%	17.87%
Medians			4.68%	9.09%	1.55%	80.38%	70.50%	16.12%	0.00%	11.27%	0.00%	11.06%	15.52%	0.00%	15.58%	10.27%	25.93%	-0.10%	0.00%	13.59%	17.45%	18.45%
Comparable Recent Conversions(2)
CWAY	Coastway Bancorp, Inc.	RI	2.60%	0.00%	0.00%	87.40%	87.80%	3.70%	0.00%	7.30%	0.10%	7.20%	5.96%	40.50%	5.86%	7.21%	-14.34%	1.10%	1.14%	7.69%	9.70%	10.19%
Comparable Group
Averages			5.23%	24.14%	2.15%	65.57%	72.45%	13.76%	0.00%	12.85%	0.42%	12.43%	10.69%	0.04%	10.94%	8.28%	32.21%	-2.44%	-0.02%	11.45%	18.45%	19.39%
Medians			4.68%	11.03%	2.35%	75.78%	73.97%	9.43%	0.00%	11.91%	0.00%	11.41%	8.29%	0.00%	9.04%	3.28%	25.93%	-0.91%	-0.01%	10.60%	17.45%	18.45%
Comparable Group
ALLB	Alliance Bancorp, Inc. of Pennsylvania	PA	11.24%	12.51%	2.91%	70.14%	82.42%	0.63%	0.00%	15.49%	0.00%	15.49%	-5.86%	-0.34%	9.06%	-3.71%	-5.90%	-16.31%	-0.16%	13.75%	21.10%	22.35%
CBNK	Chicopee Bancorp, Inc.	MA	6.07%	7.58%	2.38%	81.45%	76.13%	8.70%	0.00%	15.11%	0.00%	15.11%	2.32%	-0.15%	6.47%	1.24%	19.33%	0.01%	0.00%	13.70%	18.30%	19.20%
GTWN	Georgetown Bancorp, Inc.	MA	3.01%	8.20%	1.09%	85.26%	67.62%	20.16%	0.00%	10.85%	0.00%	10.85%	26.97%	0.67%	24.26%	23.75%	73.95%	-4.47%	-0.04%	9.62%	13.23%	14.35%
HBNK	Hampden Bancorp, Inc.	MA	4.66%	21.27%	2.42%	69.54%	70.16%	16.92%	0.00%	11.97%	0.00%	11.97%	7.49%	-0.05%	13.50%	5.32%	27.21%	-1.01%	-0.01%	11.29%	16.60%	17.70%
ONFC	Oneida Financial Corp.	NY	7.93%	37.94%	2.33%	43.18%	86.48%	0.13%	0.00%	11.86%	3.38%	8.49%	9.09%	0.13%	6.71%	11.67%	0.00%	-0.81%	-0.01%	9.22%	15.43%	16.17%
PEOP	Peoples Federal Bancshares, Inc.	MA	4.70%	8.62%	3.38%	81.41%	71.80%	9.31%	0.00%	17.33%	0.00%	17.33%	3.97%	-0.18%	9.01%	0.68%	69.70%	-3.75%	-0.04%	15.04%	23.43%	24.48%
WVFC	WVS Financial Corp.	PA	0.65%	87.49%	1.29%	9.78%	44.81%	44.65%	0.00%	10.25%	0.00%	10.25%	18.08%	0.21%	-8.94%	1.11%	48.73%	2.31%	0.02%	9.91%	27.30%	27.50%
WEBK	Wellesley Bancorp, Inc.	MA	3.55%	9.56%	1.40%	83.78%	80.17%	9.56%	0.00%	9.96%	0.00%	9.96%	23.44%	0.05%	27.44%	26.16%	24.66%	4.52%	0.05%	9.06%	12.17%	13.39%

(1)	The tangible capital ratio as defined under the latest OTS guidelines at period-end. For holding companies this represents the value for the company’s largest subsidiary.
(2)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.
Source:	SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

Board of Trustees

Boards of Directors

May 23, 2014

Table 3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended March 31, 2014

				Net Interest Income					Non-Interest Income			Non-Op. Items			Yields, Costs, and Spreads
							Loss	NII	Gain	Other	Total			Provision				MEMO:	MEMO:
			Net				Provis.	After	on Sale of	Non-Int	Non-Int	Net Gains/	Extrao.	for	Yield	Cost	Yld-Cost	Assets/	Effective
			Income	Income	Expense	NII	on IEA	Provis.	Loans	Income	Expense	Losses (1)	Items	Taxes	On IEA	Of IBL	Spread	FTE Emp.	Tax Rate
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)		(%)
Pilgrim Bancshares, Inc.		MA
March 31, 2014			0.26%	3.58%	0.66%	2.92%	-0.02%	2.94%	0.01%	0.31%	2.72%	-0.14%	0.00%	0.14%	3.90%	0.77%	3.13%	$5,293	35.00%
All Public Companies
Averages			0.56%	3.67%	0.68%	2.99%	0.14%	2.85%	0.30%	0.58%	3.01%	0.01%	0.00%	0.18%	3.94%	0.87%	3.09%	$5,749	27.15%
Medians			0.57%	3.63%	0.64%	3.03%	0.09%	2.91%	0.06%	0.45%	2.85%	0.00%	0.00%	0.23%	3.92%	0.84%	3.14%	$5,003	31.95%
State of MA
Averages			0.53%	3.70%	0.66%	3.05%	0.16%	2.89%	0.03%	0.32%	2.57%	0.06%	0.00%	0.26%	3.93%	0.86%	3.07%	$7,164	34.44%
Medians			0.50%	3.75%	0.69%	3.05%	0.15%	2.84%	0.02%	0.29%	2.61%	0.00%	0.00%	0.24%	4.03%	0.90%	3.07%	$6,694	35.19%
Comparable Recent Conversions(2)
CWAY	Coastway Bancorp, Inc.	RI	0.35%	4.88%	0.96%	3.91%	0.27%	3.65%	1.53%	1.03%	5.60%	0.00%	0.00%	0.26%	4.33%	0.82%	3.51%	$2,619	41.98%
Comparable Group
Averages			0.41%	3.50%	0.56%	2.94%	0.15%	2.79%	0.02%	0.84%	3.01%	0.00%	0.00%	0.23%	3.72%	0.74%	2.98%	$5,821	36.82%
Medians			0.36%	3.75%	0.52%	3.04%	0.12%	2.87%	0.02%	0.39%	2.70%	0.00%	0.00%	0.23%	3.96%	0.68%	3.15%	$5,652	36.07%
Comparable Group
ALLB	Alliance Bancorp, Inc. of Pennsylvania	PA	0.35%	3.82%	0.53%	3.28%	0.21%	3.08%	0.00%	0.18%	2.71%	0.00%	0.00%	0.20%	4.01%	0.69%	3.32%	$5,124	36.02%
CBNK	Chicopee Bancorp, Inc.	MA	0.07%	3.86%	0.70%	3.16%	0.46%	2.70%	0.02%	0.49%	3.09%	0.00%	0.00%	0.05%	4.18%	1.00%	3.18%	$4,686	41.96%
GTWN	Georgetown Bancorp, Inc.	MA	0.33%	4.20%	0.50%	3.70%	0.25%	3.45%	0.03%	0.52%	3.48%	0.00%	0.00%	0.19%	4.38%	0.66%	3.72%	$4,878	36.10%
HBNK	Hampden Bancorp, Inc.	MA	0.57%	3.68%	0.76%	2.92%	0.11%	2.81%	0.06%	0.50%	2.42%	-0.06%	0.00%	0.32%	3.91%	1.05%	2.86%	$6,180	36.03%
ONFC	Oneida Financial Corp.	NY	0.84%	3.07%	0.36%	2.71%	0.07%	2.64%	0.03%	4.39%	5.92%	0.04%	0.00%	0.35%	3.55%	0.44%	3.11%	$2,232	29.38%
PEOP	Peoples Federal Bancshares, Inc.	MA	0.37%	3.36%	0.43%	2.93%	0.00%	2.93%	0.01%	0.29%	2.59%	0.00%	0.00%	0.26%	3.58%	0.62%	2.96%	$7,423	41.85%
WVFC	WVS Financial Corp.	PA	0.29%	1.91%	0.47%	1.45%	-0.03%	1.47%	0.00%	0.17%	1.21%	0.01%	0.00%	0.15%	1.95%	0.56%	1.39%	$8,131	34.49%
WEBK	Wellesley Bancorp, Inc.	MA	0.48%	4.07%	0.69%	3.38%	0.14%	3.24%	0.02%	0.18%	2.70%	0.03%	0.00%	0.30%	4.17%	0.88%	3.29%	$7,916	38.74%

(1)	Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.
(2)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.
Source:	SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

Board of Trustees

Boards of Directors

May 23, 2014

In general, the comparative balance sheet ratios for the Company and the Peer Group did not vary significantly from the ratios exhibited in the Original Appraisal. Consistent with the Original Appraisal, the Company’s updated interest-earning asset composition reflected a higher concentration of loans and a lower concentration of cash and investments relative to the comparable Peer Group ratios. Overall, the Company maintained a slightly lower level of interest-earning assets than the Peer Group, as updated interest-earning assets-to-assets ratios equaled 93.69% and 94.94% for the Company and the Peer Group, respectively.

The updated mix of deposits and borrowings maintained by Pilgrim Bancshares and the Peer Group also did not change significantly from the Original Appraisal. Pilgrim Bancshares’ funding composition continued to reflect a higher concentration of deposits and a lower concentration of borrowings, relative to the comparable Peer Group measures. Updated interest-bearing liabilities-to-assets ratios equaled 92.33% and 86.21% for the Company and the Peer Group, respectively. Pilgrim Bancshares’ updated tangible equity-to-assets ratio equaled 7.51%, which remained below the comparable Peer Group ratio of 10.69%. Overall, Pilgrim Bancshares’ updated interest-earning assets-to-interest-bearing liabilities (“IEA/IBL”) ratio equaled 101.47%, which remained below the comparable Peer Group ratio of 110.13%. As discussed in the Original Appraisal, the additional capital realized from stock proceeds should serve to increase Pilgrim Bancshares’ IEA/IBL ratio to a ratio that is more comparable to the Peer Group’s ratio, as the level of interest-bearing liabilities funding assets will be lower due to the increase in capital realized from the offering and the net proceeds realized from the offering will be primarily deployed into interest-earning assets.

Updated growth rates for Pilgrim Bancshares are based on annualized growth for the fifteen months ended March 31, 2014, while the Peer Group’s growth rates are based on annual growth for the twelve months ended March 31, 2014 or the most recent twelve month period available. Pilgrim Bancshares recorded a 1.47% decrease in assets, versus asset growth of 10.69% for the Peer Group. Asset shrinkage by the Company was due to a 40.53% decrease in cash investments, which funded a 13.72% increase in loans. Asset growth for the Peer Group was primarily realized through a 10.94% increase in loans, while the Peer Group’s cash and investments increased nominally.

Pilgrim Bancshares’ deposits declined by 3.74%, which was funded by asset shrinkage and a 77.37% increase in borrowings. The relatively high percentage increase in the Company’s borrowings was due to adding a limited amount of borrowings to a modest balance of borrowings maintained at yearend 2012. Comparatively, asset growth for the Peer Group was funded by deposit growth of 8.28% and a 32.21% increase in borrowings. Retention of earnings supported a 2.27% increase in the Company’s capital, while the Peer Group’s capital declined by 2.44% during the twelve month period. The reduction in the Peer Group’s capital reflects retention of earnings being more than offset by capital management strategies such as dividend payments and stock repurchases. The Company’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines, could also potentially slow the Company’s capital growth rate in the longer term following the stock offering.

Table 3 displays comparative operating results for Pilgrim Bancshares and the Peer Group, based on the Company’s and the Peer Group’s earnings for the twelve months ended March 31, 2014, unless otherwise indicated for the Peer Group companies. Pilgrim Bancshares

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and the Peer Group reported updated net income to average assets ratios of 0.26% and 0.41%, respectively. The Peer Group’s higher return continued to be primarily realized through earnings advantages with respect to non-interest operating income and non-operating gains and losses, which were somewhat offset by the Company’s earnings advantages with respect to operating expenses and loan loss provisions.

In terms of core earnings strength, updated expense coverage ratios for Pilgrim Bancshares and the Peer Group equaled 1.07x and 0.98x, respectively. The Company’s higher expense coverage continued to be supported by a lower operating expense ratio, which was partially offset by the Peer Group’s slightly higher net interest income ratio.

Non-interest operating income remained a larger contributor to the Peer Group’s earnings, as such income amounted to 0.32% and 0.86% of the Company’s and the Peer Group’s average assets, respectively. Accordingly, taking non-interest operating income into account in assessing Pilgrim Bancshares’ core earnings strength relative to the Peer Group’s core earnings, the Company’s updated efficiency ratio of 83.95% remained higher or slightly less favorable than the Peer Group’s efficiency ratio of 79.21%.

Net gains and losses realized from the sale of assets and other non-operating items continued to have a more significant impact on the Company’s earnings, as the Company reported a non-operating loss equal to 0.14% of average assets. Comparatively, net non-operating gains and losses equaled 0.00% of average assets for the Peer Group. As set forth in the Original Appraisal, typically, such gains and losses are discounted in valuation analyses as they tend to have a relatively high degree of volatility, and, thus, are not considered part of core operations. Extraordinary items remained a non-factor in the Company’s and the Peer Group’s updated earnings.

Loan loss provisions remained a less significant factor in the Company’s updated earnings, as the Company recorded a reduction in loan loss provisions equal to 0.02% of average assets compared to loan loss provisions established by the Peer Group equal to 0.15% of average assets.

The Company’s effective tax rate of 35.00% remained slightly lower than the Peer Group’s effective tax rate of 36.82%. As set forth in the prospectus, the Company’s effective marginal tax rate is equal to 40.0%.

The Company’s updated credit quality measures continued to imply more significant credit risk exposure relative to the Peer Group’s credit quality measures. As shown in Table 4, the Company’s non-performing assets/assets and non-performing loans/loans ratios of 4.04% and 5.15%, respectively, were higher than the comparable Peer Group ratios of 1.03% and 1.35%. It should be noted that the measures for non-performing assets and non-performing loans include performing loans that are classified as troubled debt restructurings. The Company’s updated reserve coverage ratios continued to reflect a lower level of reserves as a percent of non-performing loans (10.83% versus 111.66% for the Peer Group) and a lower level of reserves as a percent of loans (0.56% versus 0.99% for the Peer Group). Net loan charge-offs remained a slightly larger factor for the Peer Group, as net loan charge-offs as a percent of loans equaled 0.00% for the Company and 0.15% for Peer Group.

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Table 4

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of March 31, 2014

			REO/ Assets	NPAs & 90+Del/ Assets (1)	NPLs/ Loans (1)	Rsrves/ Loans HFI	Rsrves/ NPLs (1)	Rsrves/ NPAs & 90+Del (1)	Net Loan Chargeoffs (2)	NLCs/ Loans
			(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Pilgrim Bancshares, Inc.		MA
March 31, 2014			0.00%	4.04%	5.15%	0.56%	10.83%	10.83%	$3	0.00%
All Public Companies
Averages			0.40%	2.46%	2.85%	1.33%	69.74%	76.00%	$4,880	0.32%
Medians			0.17%	1.69%	2.14%	1.17%	54.99%	42.30%	$1,074	0.15%
State of	MA
Averages			0.04%	1.09%	1.39%	0.96%	90.18%	85.22%	$1,614	0.11%
Medians			0.01%	1.07%	1.29%	0.93%	78.59%	69.16%	$135	0.04%
Comparable Recent Conversions(3)
CWAY	Coastway Bancorp, Inc.	RI	0.44%	3.06%	1.56%	0.42%	13.93%	11.92%	$385	0.13%
Comparable Group
Averages			0.12%	1.03%	1.35%	0.99%	111.66%	104.70%	$564	0.15%
Medians			0.01%	0.93%	1.68%	0.94%	69.30%	61.15%	$172	0.07%
Comparable Group
ALLB	Alliance Bancorp, Inc. of Pennsylvania	PA	0.73%	2.46%	2.06%	1.42%	69.30%	41.22%	$1,074	0.37%
CBNK	Chicopee Bancorp, Inc.	MA	0.02%	1.79%	2.15%	0.91%	42.17%	41.63%	$2,559	0.54%
GTWN	Georgetown Bancorp, Inc.	MA	0.00%	0.52%	0.60%	0.95%	157.42%	157.42%	$174	0.08%
HBNK	Hampden Bancorp, Inc.	MA	0.17%	1.48%	1.85%	1.11%	60.02%	53.00%	$402	0.08%
ONFC	Oneida Financial Corp.	NY	0.01%	0.17%	0.36%	0.93%	259.43%	239.38%	$170	0.05%
PEOP	Peoples Federal Bancshares, Inc.	MA	0.00%	0.34%	0.42%	0.82%	195.35%	195.35%	$28	0.01%
WVFC	WVS Financial Corp.	PA	0.00%	0.18%	1.79%	0.72%	40.32%	40.32%	$10	0.03%
WEBK	Wellesley Bancorp, Inc.	MA	0.00%	1.33%	1.57%	1.09%	69.30%	69.30%	$95	0.03%

(1)	Includes TDRs for the Company and the Peer Group.
(2)	Net loan chargeoffs are shown on a last twelve month basis.
(3)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.
Source:	SNL Financial, LC and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

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3. Stock Market Conditions

Since the date of the Original Appraisal, the performance of the broader stock market has been mixed. The release of minutes from the Federal Reserve’s previous meeting, which indicated that some Federal Reserve officials were considering raising interest rates sooner than expected, pressured stocks lower heading into the second half of February 2014. Despite data showing a softening economy, stocks traded higher to close out February. Stocks declined sharply on the first day of trading in March as the Ukraine crisis sparked a global selloff which was followed by a rebound in the stock market to close out the first week of March as the threat of the Ukraine crisis escalating diminished and the February employment report showed better-than-expected job growth. Data showing that China’s economy weakened sharply during the first two months of 2014 and rising tensions in Ukraine contributed to stocks trading lower into mid-March. The broader stock market traded unevenly in the second half of March, as investors reacted to mixed reports on the economy and comments from the Federal Reserve Chairwoman signaling that the Federal Reserve could begin raising interest rates earlier than expected. New assurances from the Federal Reserve Chairwoman on the Federal Reserve’s plan to keep rates low until the job market returned to normal health and remarks from China’s premier that the Chinese government was ready to take steps to support China’s economy helped to lift stocks at the close of March.

Stocks edged higher at the start of the second quarter of 2014, which was followed by a downturn as investors reacted to March employment data in which the unemployment rate was unchanged from February and job growth was slightly below expectations. Led by advances in technology shares, the broader stock market traded higher for the first time in four sessions at the start of the first quarter earnings season. Stocks retreated heading into mid-April, with once high-flying biotechnology and Internet companies leading the decline. A strong retail sales report for March helped stocks to rebound in mid-April, with technology stocks leading the market higher. Investor confidence was also bolstered by reassurances from the Federal Reserve Chairwoman on maintaining her stance for keeping interest rates low. A rebound in technology stocks and a series of deals in the healthcare sector helped to extend gains in the broader stock market heading into late-April. The Dow Jones Industrial Average (“DJIA”) closed at a record high at the end of April, as a number of positive first quarter earnings reports helped to offset investors’ worries about tensions in Ukraine and slowing growth in China. Stocks traded unevenly during the first three weeks of May, as investors reacted to mixed data on the economy and gravitated towards lower risk investments. The release of minutes from the Federal Reserve’s April policy meeting, which suggested that Federal Reserve officials were in no hurry to raise interest rates, and better-than-expected new home sales for April contributed to gains in the broader stock market heading into the last week of May. On May 23, 2014, the DJIA closed at 16606.27 or 2.80% higher since the date of the Original Appraisal and the NASDAQ closed at 4185.81 or 1.37% lower since the date of the Original Appraisal.

Thrift stocks generally experienced an uneven performance as well since the date of the Original Appraisal. Similar to the broader stock market, thrift issues rallied at the end of February 2014 and then sold off at the start of March. Lessening concerns about Ukraine, financial sector merger activity and rising home prices boosted thrift shares following the March 1 selloff. The mid-March global selloff sparked by news of a slowdown in China’s economy impacted thrift shares as well, which was followed by a rebound supported by some favorable economic data including a pick-up in industrial production. Mixed signals from the Federal

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Reserve regarding the end of its quantitative easing program and a decline in February pending home sales were factors that pressured thrift stocks lower in late-March. Thrift stocks traded up at the end of the first quarter, as comments by the Federal Reserve Chairwoman that the Federal Reserve would continue to support the economic recovery were well received in the broader stock market.

Consistent with the broader stock market, thrift stocks traded lower in early-April 2014 with the release of the March employment report. A disappointing first quarter earnings report posted by J.P. Morgan, along with a selloff in the broader stock market, pressured financial shares lower heading into mid-April. Led by Citigroup’s better-than-expected first quarter earnings report, financial shares participated in the broader stock market rally going in the second half of April. News that Bank of America would suspend its stock buyback program and a planned increase in its quarterly dividend pressured financial shares lower in late-April. Thrift shares traded in a narrow range during early-May and then bounced higher, as the Federal Reserve Chairwoman reiterated the Federal Reserve’s stance to keep short-term interest rates near zero for the foreseeable future. Fresh concerns over the pace of economic growth and weakness in the housing sector pressured financial shares lower in mid-May. Indications that the Federal Reserve was planning to stay the course on keeping interest rates low and a favorable report on new home sales for April boosted thrift shares ahead of the last week of May. On May 23, 2014, the SNL Index for all publicly-traded thrifts closed at 697.7, an increase of 1.84% since February 14, 2014.

Since the date of the Original Appraisal, the updated pricing measures for the Peer Group and all publicly-traded thrifts generally reflected declines that were consistent with decline in the SNL Index for all publicly-traded thrifts. The increase in the average market capitalization for all publicly-traded thrifts was viewed to be largely related to Investors Bancorp of New Jersey becoming a fully-converted institution since the date of the Original Appraisal. Investors Bancorp completed its second-step conversion offering in May 2014 and as of May 23, 2014, Investors Bancorp’s market capitalization was $3.8 billion. Since the date of the Original Appraisal, the stock prices of the remaining eight Peer Group companies were equally divided between closing at a lower or higher price as of May 23, 2014.

Average Pricing Characteristics

	At Feb. 14, 2014		At May 23, 2014		% Change
Peer Group(1)
Price/Earnings (x)	24.68	x	23.68	x	(4.05)%
Price/Core Earnings (x)	22.76		23.58		3.60
Price/Book (%)	97.35%		96.19%		(1.19)
Price/Tangible Book(%)	102.31		100.94		(1.34)
Price/Assets (%)	13.08		12.55		(4.05)
Avg. Mkt. Capitalization ($Mil)	$69.07		$68.17		(1.30)

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Average Pricing Characteristics (continued)

	At Feb. 14, 2014		At May 23, 2014		% Change
All Publicly-Traded Thrifts(1)
Price/Earnings (x)	17.42	x	17.78	x	2.07%
Price/Core Earnings (x)	18.14		17.71		(2.37)
Price/Book (%)	104.92%		104.01%		(0.87)
Price/Tangible Book(%)	113.87		112.22		(1.45)
Price/Assets (%)	13.36		13.05		(2.32)
Avg. Mkt. Capitalization ($Mil)	$344.10		$387.37		12.57

(1)	FedFirst Financial Corporation of Pennsylvania and OBA Financial Services of Maryland have been excluded from the Peer Group averages for both dates shown, as the result of becoming targets of announced acquisitions since the date of the Original Appraisal.

As set forth in the Original Appraisal, the “new issue” market is separate and distinct from the market for seasoned issues like the Peer Group companies in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between the pricing of converting and existing issues is perhaps most evident in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value, whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 5, one standard conversion and three second-step conversions have been completed during the past three months. The standard conversion offering, which was completed by Home Bancorp of Wisconsin on April 24, 2014, is considered to be more relevant for Pilgrim Bancshares’ pro forma pricing. Home Bancorp’s offering was completed at slightly above the midpoint of its offering range, raising gross proceeds of $9.0 million. Home Bancorp’s pro forma price/tangible book ratio at the closing value equaled 65.80%. Home Bancorp’s stock price closed 7.40% below its offering price after one week of trading and was down 17.50% from its offering price through May 23, 2014. Home Bancorp’s stock is quoted on the OTC Bulletin Board.

Shown in Table 6 are the current pricing ratios for the two fully-converted offerings completed during the past three months that trade on NASDAQ, both of which were second-step offerings. The current P/TB ratio of the fully-converted recent conversions equaled 102.90%, based on closing stock prices as of May 23, 2014.

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Table 5

Pricing Characteristics and After-Market Trends

Conversions Completed in the Last Three Months

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to		Insider Purchases					Pro Forma Data							Post-IPO Pricing Trends
			Financial Info.		Asset Quality						Char. Found.		% Off Incl. Fdn.+Merger Shares					Pricing Ratios(2)(5)			Financial Charac.				Closing Price:
							Excluding Foundation					% of	Benefit Plans
Institution	Conversion Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.	Gross Proc.	% Offer	% of Mid.	Exp./ Proc.	Form	Public Off. Excl. Fdn.	ESOP	Recog Plans	Stk Option	Mgmt.& Dirs.	Initial Div. Yield	P/TB	Core P/E	P/A	Core ROA	TE/ A	Core ROE	IPO Price	First Trading Day	% Chge	After First Week(3)	% Chge	After First Month(4)	% Chge	Thru 5/23/14	% Chge
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(1)	(%)	(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
Home Bancorp Wisconsin, Inc. - WI	4/24/14	HWIS- OTCBB	$115	6.14%	1.53%	158%	$9.0	100%	102%	14.2%	N.A	N.A.	8.0%	4.0%	10.0%	5.1%	0.00%	65.8%	NM	7.4%	-2.3%	11.3%	-20.1%	$10.00	$9.61	-3.9%	$9.26	-7.4%	$8.25	-17.5%	$8.25	-17.5%

Averages - Standard Conversions:			$115	6.14%	1.53%	158%	$9.0	100%	102%	14.2%	N.A.	N.A.	8.0%	4.0%	10.0%	5.1%	0.00%	65.8%	NM	7.4%	-2.3%	11.3%	-20.1%	$10.00	$9.61	-3.9%	$9.26	-7.4%	$8.25	-17.5%	$8.25	-17.5%
Medians - Standard Conversions:			$115	6.14%	1.53%	158%	$9.0	100%	102%	14.2%	N.A.	N.A.	8.0%	4.0%	10.0%	5.1%	0.00%	65.8%	NM	7.4%	-2.3%	11.3%	-20.1%	$10.00	$9.61	-3.9%	$9.26	-7.4%	$8.25	-17.5%	$8.25	-17.5%
Second Step Conversions
New Investors Bancorp, Inc. - NJ*	5/8/14	ISBC- NASDAQ	$16,437	8.56%	0.95%	124%	$2,195.8	61%	110%	2.1%	C/S	$10M/0.5%	3.0%	4.0%	10.0%	0.1%	0.78%	108.4%	31	19.4%	0.6%	18.0%	3.4%	$10.00	$10.42	4.2%	$10.40	4.0%	$10.59	5.9%	$10.59	5.9%
Sugar Creek Financial Corp. - IL*	4/9/14	SUGR- OTCBB	$87	11.96%	2.05%	25%	$3.7	56%	100%	24.7%	N.A.	N.A.	8.0%	4.0%	10.0%	4.8%	0.00%	52.1%	20.15	7.4%	0.4%	14.3%	2.6%	$7.00	$9.20	31.4%	$9.00	28.6%	$9.20	36.4%	$9.30	36.4%
Clifton Bancorp Inc. - NJ*	4/2/14	CSBK- NASDAQ	$1,099	17.42%	0.41%	67%	$170.6	64%	87%	1.7%	N.A.	N.A.	6.0%	4.0%	10.0%	0.6%	0.00%	76.4%	47.03	21.2%	0.5%	27.7%	1.6%	$10.00	$11.61	16.1%	$11.57	15.7%	$11.55	15.5%	$11.93	19.3%

Averages - Second Step Conversions:			$5,874	12.65%	1.14%	72%	$790.0	61%	99%	9.5%	N.A.	N.A.	5.7%	4.0%	10.0%	1.9%	0.26%	78.9%	32.7x	16.0%	0.5%	20.0%	2.5%	$9.00	$10.41	17.2%	$10.32	16.1%	$10.45	19.3%	$10.61	20.5%
Medians - Second Step Conversions:			$1,099	11.96%	0.95%	67%	$170.6	61%	100%	2.1%	N.A.	N.A.	6.0%	4.0%	10.0%	0.6%	0.00%	76.4%	31.0x	19.4%	0.5%	18.0%	2.6%	$10.00	$10.42	16.1%	$10.40	15.7%	$10.59	15.5%	$10.59	19.3%
Averages - All Conversions:			$4,434	11.02%	1.24%	94%	$594.8	70%	100%	10.7%	N.A.	N.A.	6.3%	4.0%	10.0%	2.7%	0.20%	75.6%	32.7x	13.9%	-0.2%	17.8%	-3.1%	$9.25	$10.21	12.0%	$10.06	10.2%	$9.90	10.1%	$10.02	11.0%
Medians - All Conversions:			$607	10.26%	1.24%	96%	$89.8	63%	101%	8.1%	N.A.	N.A.	7.0%	4.0%	10.0%	2.7%	0.00%	71.1%	31.0x	13.4%	0.4%	16.2%	2.1%	$10.00	$10.02	10.2%	$9.83	9.9%	$9.90	10.7%	$9.95	12.6%

Note: * - Appraisal performed by RP Financial; BOLD = RP Fin. Did the business plan, “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1)	As a percent of MHC offering for MHC transactions.
(2)	Does not take into account the adoption of SOP 93-6.
(3)	Latest price if offering is less than one week old.
(4)	Latest price if offering is more than one week but less than one month old.
(5)	Mutual holding company pro forma data on full conversion basis.
(6)	Simultaneously completed acquisition of another financial institution.
(7)	Simultaneously converted to a commercial bank charter.
(8)	Former credit union.

May 23, 2014

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Table 6

Market Pricing Comparatives

Prices As of May 23, 2014

		Market		Per Share Data
		Capitalization		Core	Book						Dividends(3)			Financial Characteristics(5)
		Price/	Market	12 Month	Value/	Pricing Ratios(2)					Amount/		Payout	Total	Equity/	Tang Eq/	NPAs/	Reported		Core
Financial Institution		Share	Value	EPS(1)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(4)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Non-MHC Public Companies		$16.06	$387.37	$0.84	$15.46	17.78x	104.01%	13.05%	112.22%	17.71x	$0.29	1.81%	53.76%	$2,715	13.20%	12.60%	2.42%	0.56%	4.47%	0.57%	4.52%
Converted Last 3 Months (no MHC)		$11.26	$2,055.31	$0.27	$11.30	31.15x	101.33%	22.92%	102.90%	33.09x	$0.23	1.46%	62.50%	$9,843	23.10%	22.88%	0.60%	0.57%	2.64%	0.54%	2.51%
Converted Last 3 Months (no MHC)
CSBK	Clifton Bancorp, Inc. of NJ	$11.93	$317.26	$0.21	$13.10	NM	91.07%	25.26%	91.07%	NM	$0.25	2.16%	NM	$1,256	27.73%	27.73%	0.41%	0.48%	1.72%	0.45%	1.62%
ISBC	Investors Bancorp Inc of NJ	$10.59	$3,793.36	$0.32	$9.49	31.15x	111.59%	20.58%	114.73%	33.09x	$0.20	0.75%	62.50%	$18,430	18.46%	18.03%	0.78%	0.66%	3.55%	0.63%	3.40%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.
(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
Source:	SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

Board of Trustees

Boards of Directors

May 23, 2014

Summary of Adjustments

In the Original Appraisal, we made the following adjustments to Pilgrim Bancshares’ pro forma value based upon our comparative analysis to the Peer Group:

Key Valuation Parameters:	Previous Valuation Adjustment
Financial Condition	Slight Downward
Profitability, Growth and Viability of Earnings	Slight Downward
Asset Growth	No Adjustment
Primary Market Area	Slight Upward
Dividends	No Adjustment
Liquidity of the Shares	Slight Downward
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

The factors concerning the valuation parameters of primary market area, dividends, liquidity of the shares, management and effect of government regulations and regulatory reform did not change since the Original Appraisal. Accordingly, those parameters were not discussed further in this update.

A slight downward adjustment remained appropriate for financial condition, based largely on the downward adjustment applied for the Company’s less favorable credit quality. Likewise, a slight downward adjustment remained appropriate for earnings, based on the Company’s lower core earnings measures, higher credit risk exposure and lower pro forma core ROE. No adjustment remained appropriate for the Company’s asset growth, as the Company’s lower historical asset growth rate was related to maintenance of a more leveraged capital position that has constrained asset growth so as to maintain compliance with the regulatory capital requirements. At the same time, the Company’s loan growth exceeded the Peer Group’s loan growth and the Company’s asset shrinkage was the result of a decrease in cash and investments. On pro forma basis, the additional capital realized from the net proceeds of the stock offering will provide the Company with a similar or higher tangible equity-to-assets ratio compared to the Peer Group and, thus, address current limitations on the Company’s ability to grow assets.

The general market for thrift stocks was up slightly since the date of the Original Appraisal, with the SNL Index for all publicly-traded thrifts increasing 1.84% since the date of the Original Appraisal compared to an increase of 2.80% in the DJIA. Comparatively, the updated pricing measures for the Peer Group and all publicly-traded thrifts were generally slightly lower since the date of the Original Appraisal. Home Bancorp of Wisconsin was the only standard conversion offering that has been completed during the past three months, which was a relatively small offering that closed at slightly above midpoint of its offering range. As of May 23, 2014, Home Bancorp’s closing stock price was below its IPO price.

Board of Trustees

Boards of Directors

May 23, 2014

Overall, taking into account the foregoing factors, we believe that the Company’s estimated pro market value as set forth in the Original Appraisal remains appropriate.

Valuation Approaches

In applying the accepted valuation methodology promulgated by the FRB and the Commissioner, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing Pilgrim Bancshares’ to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the conversion proceeds.

In computing the pro forma impact of the offering and the related pricing ratios, the valuation parameters utilized in the Original Appraisal were updated with financial data as of March 31, 2014.

Consistent with the Original Appraisal, this updated appraisal continues to be based primarily on fundamental analysis techniques applied to the Peer Group, including the P/E approach, the P/B approach and the P/A approach. Also consistent with the Original Appraisal, this updated appraisal incorporates a “technical” analysis of recently completed offerings, including principally the P/B approach which (as discussed in the Original Appraisal) is the most meaningful pricing ratio as the pro forma P/E ratios reflect an assumed reinvestment rate and do not yet reflect the actual use of proceeds.

The Company will adopt “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of ASC 718-40 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above and the dilutive impact of the stock contribution to the Foundation, RP Financial concluded that, as of May 23, 2014, the pro forma market value of Pilgrim Bancshares’ conversion stock was $16,995,000 at the midpoint, equal to 1,699,500 shares at $10.00 per share.

1. P/E Approach. In applying the P/E approach, RP Financial’s valuation conclusions considered both reported earnings and a recurring or “core” earnings base, that is, earnings adjusted to exclude any one time non-operating and extraordinary items, plus the estimated after tax-earnings benefit from reinvestment of net stock proceeds. The Company’s reported earnings equaled $446,000 for the twelve months ended March 31, 2014. In deriving Pilgrim Bancshares’ core earnings, the adjustments made to reported earnings were to eliminate gains on sale of securities equal to $5,000 and writedown of securities equal to $247,000. As shown below, on a tax-effected basis, assuming application of an effective marginal tax rate of 40.0%, the Company’s core earnings were determined to equal $591,000 for the twelve months ended March 31, 2014.

Board of Trustees

Boards of Directors

May 23, 2014

Amount
($000)
Net income	$446
Deduct: Gain on sale of securities(1)	(3)
Add: Writedown of securities(1)	148

Core earnings estimate	$591

(1)	Tax effected at 40.0%.

Based on Pilgrim Bancshares’ reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s reported and core P/E multiples at the $17.0 million midpoint value equaled 46.23 times and 33.15 times, respectively. The Company’s updated reported and core P/E multiples provided for premiums of 95.23% and 40.59% relative to the Peer Group’s average reported and core P/E multiples of 23.68 times and 23.58 times, respectively (versus premiums of 139.19% and 70.88% relative to the Peer Group’s average reported and core P/E multiples as indicated in the Original Appraisal). The Company’s updated reported and core P/E multiples indicated premiums of 105.28% and 57.48% relative to the Peer Group’s median reported and core P/E multiples, which equaled 22.52 times and 21.05 times, respectively (versus premiums of 152.86% and 72.63% relative to the Peer Group’s median reported and core P/E multiples as indicated in the Original Appraisal). The Company’s pro forma P/E ratios based on reported earnings at the minimum and the super maximum equaled 38.41 times and 64.31 times, respectively, and based on core earnings at the minimum and the super maximum equaled 27.72 times and 45.45 times, respectively. The Company’s implied conversion pricing ratios relative to the Peer Group’s pricing ratios are indicated in Table 7, and the pro forma calculations are detailed in Exhibits 2 and 3.

2. P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, with the greater determinant of long term value being earnings. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $17.0 million midpoint value, the Company’s P/B and P/TB ratios both equaled 65.75%. In comparison to the average P/B and P/TB ratios indicated for the Peer Group of 96.19% and 100.94%, respectively, Pilgrim Bancshares’ updated ratios reflected a discount of 31.65% on a P/B basis and a discount of 34.86% on a P/TB basis (versus discounts of 32.38% and 35.14% from the average Peer Group’s P/B and P/TB ratios as indicated in the Original Appraisal). In comparison to the median P/B and P/TB ratios indicated for the Peer Group of 96.81% and 99.29%, respectively, Pilgrim Bancshares’ updated ratios reflected discounts of 32.08% and 33.78% at the $17.0 million midpoint value (versus discounts of 31.86% and 33.76% from the Peer Group’s median P/B and P/TB ratios as indicated in the Original Appraisal). At the super maximum of the range, the Company’s P/B and P/TB ratios both equaled 73.26%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the super maximum of the range reflected discounts of 23.84% and 27.42%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the super maximum of the range reflected discounts of 24.33% and 26.22%, respectively. RP Financial considered the discounts under the P/TB approach to be reasonable, given the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value. The discounts reflected under the P/B approach were also supported by the premiums reflected in the Company’s P/E multiples.

Board of Trustees

Boards of Directors

May 23, 2014

Table 7

Public Market Pricing Versus Peer Group

Pilgrim Bancshares, Inc. and the Comparables

As of May 23, 2014

			Market		Per Share Data
			Capitalization		Core	Book						Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)					Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core		Offering
			Share	Value	EPS(1)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE	Range
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($Mil)
Pilgrim Bancshares, Inc.		MA
Super Maximum			$10.00	$22.48	$0.22	$13.65	64.31x	73.26%	12.00%	73.26%	45.45x	$0.00	0.00%	0.00%	$187	16.37%	16.37%	3.66%	0.19%	1.14%	0.26%	1.61%	$21.82
Maximum			$10.00	$19.54	$0.26	$14.37	54.41x	69.59%	10.58%	69.59%	38.76x	$0.00	0.00%	0.00%	$185	15.21%	15.21%	3.71%	0.19%	1.28%	0.27%	1.79%	$18.98
Midpoint			$10.00	$17.00	$0.30	$15.21	46.23x	65.75%	9.31%	65.75%	33.15x	$0.00	0.00%	0.00%	$182	14.16%	14.16%	3.75%	0.20%	1.42%	0.28%	1.98%	$16.50
Minimum			$10.00	$14.45	$0.36	$16.34	38.41x	61.20%	8.01%	61.20%	27.72x	$0.00	0.00%	0.00%	$180	13.09%	13.09%	3.80%	0.21%	1.59%	0.29%	2.21%	$14.03
All Non-MHC Public Companies(6)
Averages			$16.06	$387.37	$0.84	$15.46	17.78x	104.01%	13.05%	112.22%	17.71x	$0.29	1.81%	53.76%	$2,715	13.20%	12.60%	2.42%	0.56%	4.47%	0.57%	4.52%
Median			$14.28	$103.27	$0.60	$14.35	17.11x	94.53%	12.28%	99.39%	16.25x	$0.24	1.54%	42.93%	$846	12.21%	11.38%	1.78%	0.57%	4.56%	0.61%	4.51%
All Non-MHC State of MA(6)
Averages			$22.91	$155.45	$1.34	$20.60	20.62x	105.03%	12.43%	111.60%	20.81x	$0.34	1.55%	79.82%	$1,395	11.94%	11.46%	1.00%	0.51%	4.85%	0.50%	4.58%
Medians			$17.84	$114.53	$0.45	$16.49	20.67x	100.47%	11.23%	105.29%	20.95x	$0.24	1.45%	48.31%	$718	11.27%	11.27%	0.81%	0.48%	4.14%	0.40%	3.21%
State of MA (7)
BHLB	Berkshire Hills Bancorp Inc.	MA	$22.67	$569.21	$1.79	$26.99	19.05x	83.99%	9.47%	143.08%	12.67x	$0.72	3.18%	60.50%	$6,010	11.27%	6.94%	0.66%	0.54%	4.34%	0.83%	6.68%
BLMT	BSB Bancorp Inc.	MA	$17.95	$162.60	$0.25	$14.55	NM	123.38%	13.91%	123.38%	NM	$0.00	0.00%	NM	$1,169	11.27%	11.27%	0.81%	0.22%	1.72%	0.22%	1.72%
CBNK	Chicopee Bancorp Inc.	MA	$16.75	$91.09	$0.08	$16.67	NM	100.47%	15.18%	100.47%	NM	$0.28	1.67%	300.00%	$600	15.11%	15.11%	1.79%	0.07%	0.43%	0.07%	0.44%
GTWN	Georgetown Bancorp Inc.	MA	$14.70	$26.96	$0.45	$15.87	32.67x	92.64%	10.05%	92.64%	32.67x	$0.17	1.16%	36.11%	$268	10.85%	10.85%	0.52%	0.33%	2.72%	0.33%	2.72%
HBNK	Hampden Bancorp Inc.	MA	$15.99	$90.41	$0.76	$15.19	22.52x	105.29%	12.60%	105.29%	21.05x	$0.24	1.50%	33.80%	$718	11.97%	11.97%	1.48%	0.57%	4.56%	0.61%	4.87%
HIFS	Hingham Instit. for Savings	MA	$74.74	$159.10	$7.26	$52.70	8.14x	141.83%	11.05%	141.83%	10.30x	$1.08	1.45%	14.71%	$1,440	7.79%	7.79%	0.74%	1.51%	19.18%	1.19%	15.16%
PEOP	Peoples Federal Bancshares Inc	MA	$18.28	$114.53	$0.35	$16.49	NM	110.85%	19.21%	110.85%	NM	$0.20	1.09%	120.00%	$601	17.33%	17.33%	0.34%	0.37%	2.00%	0.37%	2.00%
WEBK	Wellesley Bancorp	MA	$17.84	$43.80	$0.86	$19.32	20.05x	92.35%	9.20%	92.35%	20.84x	$0.10	0.56%	2.81%	$476	9.96%	9.96%	1.33%	0.48%	4.60%	0.46%	4.42%
WFD	Westfield Financial Inc.	MA	$7.24	$141.34	$0.26	$7.66	21.29x	94.50%	11.23%	94.50%	27.34x	$0.24	3.31%	70.59%	$1,275	11.89%	11.89%	1.37%	0.52%	4.14%	0.40%	3.21%
Comparable Group
Averages			$15.45	$68.17	$0.51	$16.07	23.68x	96.19%	12.55%	100.94%	23.58x	$0.23	1.55%	80.94%	$525	12.85%	12.47%	1.03%	0.41%	3.21%	0.41%	3.24%
Medians			$15.81	$77.20	$0.43	$15.90	22.52x	96.81%	11.96%	99.29%	21.05x	$0.20	1.32%	47.10%	$538	11.91%	11.41%	0.93%	0.36%	2.72%	0.36%	2.70%
Comparable Group
ALLB	Alliance Bancorp of Penn	PA	$15.63	$65.43	$0.33	$15.93	NM	98.11%	15.20%	98.11%	NM	$0.20	1.28%	60.61%	$431	15.49%	15.49%	2.46%	0.35%	2.03%	0.35%	2.03%
CBNK	Chicopee Bancorp Inc.	MA	$16.75	$91.09	$0.08	$16.67	NM	100.47%	15.18%	100.47%	NM	$0.28	1.67%	300.00%	$600	15.11%	15.11%	1.79%	0.07%	0.43%	0.07%	0.44%
GTWN	Georgetown Bancorp Inc.	MA	$14.70	$26.96	$0.45	$15.87	32.67x	92.64%	10.05%	92.64%	32.67x	$0.17	1.16%	36.11%	$268	10.85%	10.85%	0.52%	0.33%	2.72%	0.33%	2.72%
HBNK	Hampden Bancorp Inc.	MA	$15.99	$90.41	$0.76	$15.19	22.52x	105.29%	12.60%	105.29%	21.05x	$0.24	1.50%	33.80%	$718	11.97%	11.97%	1.48%	0.57%	4.56%	0.61%	4.87%
ONFC	Oneida Financial Corp.	NY	$12.68	$88.96	$0.88	$13.28	14.58x	95.52%	11.32%	133.55%	14.41x	$0.48	3.78%	55.17%	$785	11.86%	8.78%	0.17%	0.84%	6.62%	0.85%	6.75%
PEOP	Peoples Federal Bancshares Inc	MA	$18.28	$114.53	$0.35	$16.49	NM	110.85%	19.21%	110.85%	NM	$0.20	1.09%	120.00%	$601	17.33%	17.33%	0.34%	0.37%	2.00%	0.37%	2.00%
WVFC	WVS Financial Corp.	PA	$11.73	$24.14	$0.41	$15.79	28.61x	74.28%	7.61%	74.28%	28.95x	$0.16	1.36%	39.02%	$317	10.25%	10.25%	0.18%	0.29%	2.72%	0.29%	2.68%
WEBK	Wellesley Bancorp	MA	$17.84	$43.80	$0.86	$19.32	20.05x	92.35%	9.20%	92.35%	20.84x	$0.10	0.56%	2.81%	$476	9.96%	9.96%	1.33%	0.48%	4.60%	0.46%	4.42%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.
(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
Source:	SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright	(c) 2014 by RP® Financial, LC.

Board of Trustees

Boards of Directors

May 23, 2014

In addition to the fundamental analysis applied to the Peer Group, RP Financial utilized a technical analysis of recent conversion offerings. As indicated in the Original Appraisal, the pricing characteristics of recent conversion offerings are not the primary determinate of value. Consistent with the Original Appraisal, particular focus was placed on the P/TB approach in this analysis since the P/E multiples do not reflect the actual impact of reinvestment and the source of the conversion funds (i.e., external funds versus deposit withdrawals).

As discussed previously, Home Bancorp of Wisconsin was the only standard conversion offering completed during the past three months. In comparison to Home Bancorp’s closing forma P/TB ratio of 65.80%, the Company’s P/TB ratio of 65.75% at the midpoint value reflects an implied discount of 0.08% and P/TB ratio of 73.26% at the top of the super range reflects a premium of 11.34%. As of May 23, 2014, Home Bancorp’s closing stock price was 17.50% below its IPO price.

3. P/A Approach. P/A ratios are generally not as a reliable indicator of market value, as investors do not place significant weight on total assets as a determinant of market value. Investors place significantly greater weight on book value and earnings — which have received greater weight in our valuation analysis. At the $17.0 million midpoint value, Pilgrim Bancshares’ pro forma P/A ratio equaled 9.31%. In comparison to the Peer Group’s average P/A ratio of 12.55%, Pilgrim Bancshares’ P/A ratio indicated a discount of 25.82% (versus a discount of 33.86% at the midpoint valuation in the Original Appraisal). In comparison to the Peer Group’s median P/A ratio of 11.96%, Pilgrim Bancshares’ P/A ratio at the $17.0 million midpoint value indicated a discount of 22.16% (versus a discount of 33.81% at the midpoint valuation in the Original Appraisal).

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of May 23, 2014, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $16,995,000 at the midpoint, equal to 1,699,500 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% valuation range indicates a minimum value of $14,445,750 and a maximum value of $19,544,250. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 1,444,575 at the minimum and 1,954,425 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $22,475,890 without a resolicitation. Based on the $10.00 per share offering price, the super maximum value would result in total shares outstanding of 2,247,589. Based on this valuation range, the offering range is as follows: $14,025,000 at the minimum, $16,500,000 at the midpoint, $18,975,000 at the maximum and $21,821,250 at the super maximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 1,402,500 at the minimum, 1,650,000 at the midpoint, 1,897,500

Board of Trustees

Boards of Directors

May 23, 2014

at the maximum and 2,182,125 at the super maximum. The pro forma valuation calculations relative to the Peer Group are shown in Table 7 and are detailed in Exhibit 2 and Exhibit 3.

Respectfully submitted,

RP® FINANCIAL, LC.

Ronald S. Riggins President and Managing Director

Gregory E. Dunn
Director

EXHIBITS

LIST OF EXHIBITS Exhibit Number Description 1 Stock Prices: As of May 23, 2014 2 Pro Forma Analysis Sheet 3 Pro Forma Effect of Conversion Proceeds 4 Firm Qualifications Statement

EXHIBIT 1 Stock Prices As of May 23, 2014

RP® Financial, LC.

Exhibit 1A
Weekly Thrift Market Line - Part One
Prices As of May 23, 2014

		Market Capitalization			Price Change Data						Current Per Share Financials				
		Price/ Share(1) ($)	Shares Outstanding (000)	Market Capitalization ($Mil)	52 Week (1) High ($)	52 Week (1) Low ($)	Last Wk ($)	% Change From Last Wk (%)	% Change From 52 Wks (2) (%)	% Change From MRY (2) (%)	LTM EPS (3) ($)	LTM Core EPS (3) ($)	BV/ Share ($)	TBV/ Share (4) ($)	Assets/ Share ($)
Financial Institution															
ALLB	Alliance Bancorp of Penn	15.63	4,186	65.4	15.96	13.50	15.50	0.84	13.18	1.49	0.33	0.33	15.93	15.93	102.85
ANCB	Anchor Bancorp	19.25	2,550	49.1	19.84	15.05	19.00	1.32	11.27	5.25	-0.27	-0.28	20.72	20.72	154.19
ASBB	ASB Bncp Inc	19.70	4,915	96.8	19.70	16.06	19.28	2.18	20.49	14.20	0.25	0.12	20.53	20.53	152.22
AF	Astoria Financial Corp.	12.94	99,416	1,286.4	14.67	9.67	12.58	2.86	26.00	-6.44	0.76	NA	14.31	12.44	157.92
AFCB	Athens Bancshares Corporation	21.02	1,807	38.0	25.92	16.50	20.29	3.60	16.84	6.05	1.24	1.26	22.26	22.17	168.17
ACFC	Atlantic Coast Financial Corp.	4.12	15,509	63.9	5.35	3.00	4.18	-1.44	-20.31	-4.85	-2.04	-1.58	4.40	4.40	45.70
BKMU	Bank Mutual Corp.	6.02	46,551	280.2	7.35	5.11	6.02	0.00	9.45	-14.12	0.24	0.24	6.09	6.08	49.82
BFIN	BankFinancial Corp	9.99	21,102	210.8	10.38	7.60	9.56	4.50	23.49	9.06	0.18	0.20	8.38	8.27	68.64
BHLB	Berkshire Hills Bancorp Inc.	22.67	25,108	569.2	29.38	22.06	22.32	1.57	-15.76	-16.87	1.19	1.79	26.99	15.84	239.38
BOFI	Bofl Holding Inc.	79.00	14,197	1,121.5	106.55	40.46	75.25	4.98	92.73	0.73	3.54	3.70	23.51	23.51	271.25
BYFC	Broadway Financial Corp.	1.37	20,247	27.7	1.50	0.52	1.29	5.95	71.25	47.41	-0.19	-0.28	1.31	1.31	16.55
BLMT	BSB Bancorp Inc.	17.95	9,058	162.6	18.65	12.60	17.92	0.17	33.56	18.95	0.25	0.25	14.55	14.55	129.05
CBNJ	Cape Bancorp Inc.	10.41	11,822	123.1	11.26	8.77	10.26	1.46	8.32	2.46	0.52	0.48	11.87	NA	92.29
CFFN	Capitol Federal Financial Inc	12.02	143,121	1,720.3	13.21	11.69	11.95	0.59	0.33	-0.74	0.50	0.50	10.69	10.69	63.69
CARV	Carver Bancorp Inc.	11.66	3,696	43.1	17.87	4.60	11.66	0.00	135.56	66.81	0.36	0.19	1.50	1.50	172.80
CFBK	Central Federal Corp.	1.49	15,824	23.6	1.78	1.29	1.50	-0.67	6.42	12.02	-0.02	-0.06	1.43	1.43	16.37
CHFN	Charter Financial Corp.	10.81	22,541	243.7	11.10	9.80	10.64	1.60	8.53	0.37	0.25	0.23	11.96	11.74	47.82
CHEV	Cheviot Financial	11.49	6,777	77.9	11.60	9.76	11.04	4.08	0.26	11.55	0.22	0.21	13.64	12.05	86.21
CBNK	Chicopee Bancorp Inc.	16.75	5,438	91.1	19.72	16.00	16.86	-0.65	-1.53	-3.79	0.08	0.08	16.67	16.67	110.31
CZWI	Citizens Community Bncp	8.00	5,168	41.3	8.56	6.91	8.00	0.00	12.20	7.96	0.21	0.32	10.71	10.67	106.55
CSBK	Clifton Bancorp Inc	11.93	26,593	317.3	13.62	11.29	11.63	2.58	-4.57	-8.74	0.25	0.24	NA	NA	47.61
CMSB	CMS Bancorp Inc.	9.46	1,863	17.6	9.99	7.68	9.60	-1.51	7.69	1.78	0.52	0.41	11.68	11.68	143.59
CWAY	Coastway Bncp, Inc.	10.20	4,949	50.5	11.05	10.04	10.23	-0.29	NA	NA	NA	NA	14.27	14.27	84.50
COBK	Colonial Financial Services	11.78	3,860	45.5	17.00	10.11	11.25	4.71	-14.45	-11.43	-0.61	-0.79	15.96	15.96	144.20
DCOM	Dime Community Bancshares Inc.	15.05	36,859	554.7	18.23	14.27	15.03	0.13	4.01	-11.05	1.21	1.20	12.03	10.51	116.13
EBMT	Eagle Bancorp Montana, Inc.	10.51	3,918	41.2	12.03	10.45	10.65	-1.32	-0.85	-4.00	0.49	0.32	12.63	10.64	132.66
ESBF	ESB Financial Corp.	12.51	17,753	222.1	15.00	11.74	12.47	0.32	2.46	-11.90	0.90	0.87	11.00	8.66	109.23
ESSA	ESSA Bancorp Inc.	10.65	11,871	126.4	11.89	10.20	10.49	1.53	-0.75	-7.87	0.67	0.73	14.11	13.08	115.01
EVER	EverBank Financial	18.85	122,742	2,313.7	20.00	13.95	18.39	2.50	18.63	2.78	0.96	1.12	12.21	11.78	143.64
FCAP	First Capital Inc.	20.15	2,784	56.1	21.97	19.40	20.70	-2.65	0.55	-5.22	1.86	1.85	19.59	17.65	161.23
FCLF	First Clover Leaf Fin Corp.	9.50	7,007	66.6	10.00	7.78	9.39	1.17	18.01	-3.06	0.41	0.43	10.61	8.95	90.41
FBNK	First Connecticut Bancorp, Inc	15.71	16,154	253.8	17.00	13.14	15.26	2.95	7.90	-2.54	0.28	0.27	14.22	14.22	135.06
FDEF	First Defiance Financial	27.43	9,665	265.1	28.49	21.87	27.17	0.96	20.15	5.62	2.15	2.30	28.48	21.77	223.86
FFBH	First Federal Bancshares of AR	8.36	20,046	167.6	10.00	7.55	8.40	-0.48	-13.81	-3.91	0.01	NA	3.57	3.57	28.40
FFNM	First Fed of Northern MI Bncp	5.43	2,884	15.7	5.72	3.40	5.69	-4.57	19.87	0.56	0.07	0.10	8.31	8.30	74.64
FFNW	First Financial Northwest Inc	11.07	16,552	183.2	11.25	9.80	10.64	4.04	11.93	6.75	1.53	1.53	11.42	11.42	54.46
FSFG	First Savings Financial Group	24.40	2,185	53.3	28.20	20.88	24.40	0.00	9.37	6.78	2.16	2.20	30.18	25.70	322.28
FBC	Flagstar Bancorp Inc.	17.07	56,222	959.7	22.88	12.91	16.75	1.91	24.69	-13.00	2.52	3.56	19.29	19.29	170.95
FXCB	Fox Chase Bancorp Inc.	16.25	12,129	197.1	18.24	15.68	15.85	2.52	-3.73	-5.92	0.49	0.48	14.38	14.38	89.30
FRNK	Franklin Financial Corp.	19.86	11,824	234.8	20.68	17.69	20.06	-1.00	10.03	0.40	0.98	0.75	20.37	20.37	92.63
FSBW	FS Bancorp Inc.	17.09	3,240	55.4	18.75	15.50	16.95	0.83	1.67	-0.35	1.18	1.12	19.59	19.59	133.70
GTWN	Georgetown Bancorp Inc.	14.70	1,834	27.0	16.50	13.50	14.90	-1.35	6.45	-7.54	0.45	0.45	15.87	15.87	146.30
HBK	Hamilton Bancorp Inc	13.85	3,595	49.8	15.45	12.55	13.96	-0.79	6.13	-2.40	-0.30	-0.34	17.23	16.44	84.27
HBNK	Hampden Bancorp Inc.	15.99	5,654	90.4	18.42	14.78	16.20	-1.30	6.67	-2.56	0.71	0.76	15.19	15.19	126.92
HBOS	Heritage Financial Group Inc.	17.68	7,849	138.8	20.91	13.75	17.99	-1.72	24.42	-8.16	1.17	1.31	16.34	15.84	180.10
HFFC	HF Financial Corp.	13.67	7,055	96.4	14.25	12.13	13.60	0.51	4.11	5.56	0.92	0.86	14.10	13.41	178.34
HIFS	Hingham Instit. for Savings	74.74	2,129	159.1	81.00	57.69	70.79	5.58	16.51	-4.78	9.18	7.26	52.70	52.70	676.25
HMNF	HMN Financial Inc.	11.05	4,448	49.2	13.44	6.39	11.00	0.45	50.34	4.54	5.74	5.74	13.76	13.76	139.56
HBCP	Home Bancorp Inc.	20.75	7,099	147.3	23.50	16.86	20.85	-0.48	15.66	10.08	1.01	1.21	20.34	NA	174.55
HFBL	Home Fedl Bncp Inc. LA	18.64	2,238	41.7	19.53	15.34	18.75	-0.60	7.86	4.71	1.23	1.18	18.72	18.72	129.36
HMST	HomeStreet Inc.	17.60	14,850	261.4	23.86	16.51	17.34	1.50	-25.30	-12.00	1.02	1.17	18.42	NA	210.43
HTBI	HomeTrust Bancshares Inc.	15.18	19,102	290.0	17.00	14.68	15.10	0.53	-6.70	-5.07	0.61	NA	18.32	NA	85.45
IROQ	IF Bancorp Inc.	16.10	4,428	71.3	17.04	15.00	16.10	0.00	4.89	-3.59	0.83	0.85	18.26	18.26	130.62
ISBC	Investors Bancorp Inc	10.59	358,202	3,793.4	11.26	7.63	10.45	1.34	34.28	5.57	0.40	0.43	3.92	3.65	45.86
JXSB	Jacksonville Bancorp	20.99	1,825	38.3	24.00	18.75	20.65	1.65	9.90	7.37	1.66	1.54	23.32	21.82	172.71
LPSB	LaPorte Bancorp Inc	10.83	5,771	62.5	11.86	9.80	10.94	-1.01	7.12	-2.61	0.66	0.62	13.90	12.41	91.07
LABC	Louisiana Bancorp Inc.	19.68	2,864	56.4	20.00	16.51	19.58	0.51	18.21	8.01	1.07	1.01	20.25	20.25	110.39
LSBI	LSB Financial Corp.	28.83	1,568	45.2	30.71	21.05	28.81	0.08	37.16	1.19	1.53	1.53	26.35	26.35	233.53
MCBK	Madison County Financial Inc.	18.10	3,067	55.5	19.19	16.62	18.00	0.55	6.47	0.56	0.95	0.98	19.86	19.50	93.75
MLVF	Malvern Bancorp Inc	10.30	6,558	67.6	13.20	10.13	10.22	0.78	-12.71	-6.36	-2.99	-2.86	11.48	11.48	89.13
CASH	Meta Financial Group Inc.	36.25	6,129	222.2	46.38	26.00	35.92	0.92	34.51	-10.12	2.56	2.52	25.40	24.99	308.45
NASB	NASB Financial Inc.	21.32	7,868	167.7	30.50	19.85	21.26	0.28	-8.54	-29.40	2.10	2.09	25.47	25.19	150.59
NVSL	Naugatuck Valley Finl	7.75	7,002	54.3	7.98	7.00	7.71	0.57	7.49	7.04	-1.36	-1.20	8.25	8.25	72.45
NHTB	New Hampshire Thrift Bncshrs	14.70	8,231	121.0	15.51	12.90	14.31	2.73	12.73	-3.61	1.09	1.10	15.55	8.82	174.39
NYCB	New York Community Bancorp	15.35	442,657	6,794.8	17.39	12.91	14.82	3.58	12.54	-8.90	1.07	1.07	12.97	7.44	107.46
NFBK	Northfield Bancorp Inc.	13.05	53,555	698.9	13.43	11.34	12.82	1.79	12.02	-1.14	0.35	0.35	12.41	12.11	50.27
NWBI	Northwest Bancshares, Inc.	13.35	94,648	1,263.6	15.11	12.28	13.27	0.64	5.70	-9.68	0.72	0.67	12.25	10.35	84.26
OSHC	Ocean Shore Holding Co.	14.85	6,757	100.3	15.00	13.01	14.41	3.05	3.15	8.71	0.87	NA	15.72	14.94	151.40
OCFC	OceanFirst Financial Corp.	16.60	17,338	287.8	19.47	13.79	16.55	0.30	17.73	-3.09	0.97	1.15	12.45	12.45	131.60
ONFC	Oneida Financial Corp.	12.68	7,015	89.0	16.32	11.51	12.73	-0.38	-2.82	0.09	0.87	0.88	13.28	9.50	111.92
ORIT	Oritani Financial Corp.	15.05	45,754	688.6	16.90	14.03	14.58	3.22	-2.27	-6.23	0.99	0.97	11.50	11.50	65.70
PEOP	Peoples Federal Bancshares Inc	18.28	6,267	114.5	19.24	17.10	18.14	0.74	-0.73	3.02	0.35	0.35	16.49	16.49	95.94
PBCT	People's United Financial Inc.	14.43	310,161	4,475.6	15.70	13.52	14.08	2.49	4.57	-4.56	0.77	0.83	14.95	8.05	106.76
PBSK	Poage Bankshares Inc.	14.20	3,905	55.4	15.09	12.46	14.12	0.57	-5.27	1.36	0.24	0.32	16.79	16.16	111.48
PBCP	Polonia Bncp, Inc.	9.90	3,408	33.7	10.31	8.80	9.85	0.51	9.15	0.10	-0.06	-0.06	11.51	11.51	88.60
PROV	Provident Financial Holdings	14.61	9,536	139.3	18.62	13.75	14.40	1.46	-6.05	-2.60	0.93	0.93	15.51	15.51	117.98
PFS	Provident Financial Services	16.91	59,864	1,012.3	19.93	14.85	16.48	2.61	9.17	-12.47	1.22	1.22	17.06	NA	125.30
PBIP	Prudential Bancorp Inc.	10.82	9,545	103.3	11.39	8.63	10.81	0.09	20.62	0.28	0.26	0.18	13.46	13.46	54.00

RP® Financial, LC.

Exhibit 1A
Weekly Thrift Market Line - Part One
Prices As of May 23, 2014

		Market Capitalization			Price Change Data						Current Per Share Financials				
					52 Week (1)			% Change From							
		Price/ Share(1) ($)	Shares Outstanding (000)	Market Capitalization ($Mil)	High ($)	Low ($)	Last Wk ($)	Last Wk (%)	52 Wks (2) (%)	MRY (2) (%)	LTM EPS (3) ($)	LTM Core EPS (3) ($)	BV/ Share ($)	TBV/ Share (4) ($)	Assets/ Share ($)
Financial Institution															
PULB	Pulaski Financial Corp.	11.00	11,399	125.4	11.74	9.14	11.12	-1.08	6.69	-2.31	0.58	0.58	9.11	8.75	117.33
RVSB	Riverview Bancorp Inc.	3.72	22,472	83.6	3.85	2.25	3.67	1.36	61.04	28.28	0.87	0.87	4.36	3.22	36.69
SVBI	Severn Bancorp Inc.	4.65	10,067	46.8	5.54	4.10	4.73	-1.69	-2.92	-1.90	-2.64	-2.63	5.62	5.58	78.81
SIFI	SI Financial Group Inc.	11.21	12,828	143.8	12.16	10.34	11.31	-0.88	4.38	-6.97	-0.03	0.24	12.03	10.52	106.26
SMPL	Simplicity Bancorp Inc	16.99	7,398	125.7	18.43	14.02	16.73	1.55	17.50	5.14	0.79	0.79	18.35	17.82	116.41
SIBC	State Investors Bancorp Inc.	15.95	2,326	37.1	16.64	13.28	16.00	-0.31	9.40	3.98	0.24	0.24	17.60	17.60	111.50
TBNK	Territorial Bancorp Inc.	20.48	9,880	202.4	24.15	19.56	20.18	1.49	-12.18	-11.72	1.49	1.30	21.40	NA	165.99
THRD	TF Financial Corp.	30.85	3,152	97.2	33.72	24.25	30.74	0.36	27.22	9.55	2.27	2.22	30.78	29.25	268.44
TSBK	Timberland Bancorp Inc.	10.70	7,046	75.4	11.83	7.58	10.75	-0.47	32.43	11.23	0.56	0.53	11.36	10.55	103.95
TRST	TrustCo Bank Corp NY	6.65	94,665	629.5	7.67	5.29	6.48	2.62	18.75	-7.38	0.44	0.42	3.93	3.93	48.37
UCBA	United Community Bancorp	11.01	5,040	55.5	11.74	9.41	10.72	2.71	10.88	2.51	0.60	0.59	14.64	14.02	104.33
UCFC	United Community Finl Corp.	3.66	50,594	185.2	5.00	3.17	3.36	8.93	-8.27	2.52	0.05	0.02	3.76	3.76	34.57
UBNK	United Financial Bancorp	13.21	52,641	695.4	15.42	12.21	12.51	5.60	0.15	-7.04	0.41	0.53	11.56	11.52	45.07
WSBF	Waterstone Financial Inc.	10.80	34,403	371.6	10.82	7.06	10.65	1.46	44.17	6.76	0.34	0.34	13.57	13.55	51.30
WAYN	Wayne Savings Bancshares	12.01	2,838	34.1	12.30	9.08	12.05	-0.37	20.65	10.24	0.76	0.78	13.85	13.24	144.30
WEBK	Wellesley Bancorp	17.84	2,455	43.8	20.45	16.31	17.76	0.47	3.14	-8.73	0.89	0.86	19.32	19.32	193.97
WBB	Westbury Bancorp Inc.	14.28	5,143	73.4	14.98	13.32	14.30	-0.14	5.86	2.37	NA	NA	17.42	17.42	106.46
WFD	Westfield Financial Inc.	7.24	19,522	141.3	8.00	6.50	7.11	1.83	-5.11	-2.95	0.34	0.26	7.66	7.66	65.31
WBKC	Wolverine Bancorp Inc.	22.10	2,294	50.7	22.50	18.60	21.99	0.52	18.82	3.78	0.60	0.60	26.43	26.43	136.76
WSFS	WSFS Financial Corp.	68.53	8,913	610.8	79.85	49.12	67.61	1.36	37.69	-11.61	5.88	5.57	45.89	41.55	510.02
WVFC	WVS Financial Corp.	11.73	2,058	24.1	12.50	10.38	11.70	0.26	-1.68	-4.24	0.41	0.41	15.79	15.79	154.14
MHCs															
BNCL	Beneficial Mutual Bncp (MHC)	13.44	76,234	1,024.6	14.35	8.36	13.18	1.97	52.04	23.08	0.16	0.18	8.03	6.34	59.52
GCBC	Greene County Bncp Inc. (MHC)	25.83	4,214	108.8	32.54	19.70	25.71	0.47	29.21	-0.65	1.50	1.50	14.19	14.19	166.23
KRNY	Kearny Financial Corp. (MHC)	13.87	66,190	918.0	15.49	9.19	13.52	2.59	37.46	19.26	0.15	NA	7.13	5.48	50.93
KFFB	Kentucky First Federal (MHC)	8.49	8,524	72.4	8.97	7.55	8.45	0.47	5.47	6.12	0.27	0.27	7.83	6.14	35.91
LSBK	Lake Shore Bancorp Inc. (MHC)	12.28	5,911	72.6	12.52	10.93	12.35	-0.56	5.86	0.66	0.63	0.63	11.40	11.40	82.56
MGYR	Magyar Bancorp Inc. (MHC)	7.90	5,811	45.9	8.25	4.94	7.95	-0.65	51.63	5.90	0.08	0.07	7.84	7.84	92.34
EBSB	Meridian Interstate Bncp (MHC)	25.54	22,232	567.8	28.22	17.81	24.65	3.61	41.89	13.11	0.78	0.52	11.45	10.83	125.72
MSBF	MSB Financial Corp. (MHC)	8.00	5,010	40.1	9.10	7.00	8.00	0.00	1.52	0.25	0.19	0.19	8.08	8.08	68.93
NECB	NorthEast Community Bncp (MHC)	7.07	12,103	85.6	8.00	5.93	7.20	-1.81	20.24	-2.08	0.09	0.11	8.31	8.22	38.35
OFED	Oconee Federal Financial Corp.	17.95	5,836	104.7	18.00	13.73	17.70	1.38	15.77	1.96	0.67	NA	13.05	13.05	61.61
PBHC	Pathfinder Bancorp Inc. (MHC)	15.00	2,623	39.3	16.00	12.47	14.90	0.67	14.07	11.11	0.94	0.74	11.59	9.86	200.46
PSBH	PSB Holdings Inc. (MHC)	6.08	6,542	39.8	7.19	5.60	6.13	-0.82	8.57	-4.70	0.17	0.18	7.77	6.71	69.97
TFSL	TFS Financial Corp (MHC)	13.40	305,853	4,098.4	13.75	10.68	13.12	2.13	19.75	10.61	0.20	NA	6.13	6.10	37.71
Under Acquisition															
FFCO	FedFirst Financial Corp.	21.85	2,316	50.6	22.70	18.07	22.00	-0.68	16.72	12.17	0.82	0.81	22.00	21.52	139.60
HCBK	Hudson City Bancorp Inc.	9.80	528,741	5,181.7	10.13	8.18	9.56	2.51	15.43	3.92	0.37	0.32	9.05	8.76	72.31
JFBI	Jefferson Bancshares Inc.	7.90	6,595	52.1	7.92	5.35	7.85	0.64	41.32	23.05	0.31	0.37	8.25	8.11	76.84
OBAF	OBA Financial Services Inc	21.15	4,038	85.4	23.00	17.62	21.31	-0.75	14.82	16.21	0.27	0.27	18.08	18.08	99.58
OABC	OmniAmerican Bancorp Inc.	24.05	11,552	277.8	25.73	20.46	24.15	-0.41	1.31	12.49	0.56	0.54	18.21	18.21	120.36
SPBC	SP Bancorp Inc.	28.65	1,602	45.9	29.00	17.95	28.56	0.32	48.14	45.14	0.62	0.65	20.68	20.68	197.11

(1) Average of High/Low or Bid/Ask price per share.
(2) Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3) EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4) Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6) Annualized based on last regular quarterly cash dividend announcement.
(7) Indicated dividend as a percent of trailing 12 month earnings.
(8) Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9) For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.

Exhibit 1B
Weekly Thrift Market Line - Part Two
Prices As of May 23, 2014

		Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)		
		Equity/ Assets(1)	Tang Equity/ Assets(1)	Reported Earnings ROA(5)	Reported Earnings ROE(5)	Core Earnings ROA(5)	Core Earnings ROE(5)	NPAs/ Assets	Rsvs/ NPLs	Price/ Earnings	Price/ Book	Price/ Assets	Price/ Tang Book	Price/ Core Earnings	Div/ Share	Dividend Yield	Payout Ratio (7)
Financial Institution		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
ALLB	Alliance Bancorp of Penn	15.49	15.49	0.35	2.03	0.35	2.03	NA	NA	47.36	98.11	15.20	98.11	47.36	0.20	1.28	60.61
ANCB	Anchor Bancorp	13.44	13.44	-0.16	-1.32	-0.17	-1.38	5.96	23.42	NM	92.90	12.48	92.90	NM	NA	NA	NM
ASBB	ASB Bncp Inc	13.63	13.63	0.15	1.07	0.06	0.46	2.74	104.13	NM	95.93	13.07	95.93	163.55	NA	NA	NM
AF	Astoria Financial Corp.	9.89	8.81	0.53	5.72	NA	NA	3.01	31.39	17.03	90.44	8.26	103.98	NA	0.16	1.24	21.05
AFCB	Athens Bancshares Corporation	13.24	13.19	0.81	5.55	0.83	5.67	2.70	57.60	16.95	94.41	12.50	94.82	16.62	0.20	0.95	16.13
ACFC	Atlantic Coast Financial Corp.	9.62	9.62	-1.26	-20.21	-1.01	-16.25	4.07	29.83	NM	93.68	9.02	93.68	NM	0.00	0.00	NM
BKMU	Bank Mutual Corp.	12.38	12.37	0.47	3.99	0.48	4.03	0.90	167.75	25.08	98.91	12.10	98.99	24.78	0.16	2.66	54.17
BFIN	BankFinancial Corp	12.21	12.07	0.25	2.03	0.27	2.25	2.23	60.09	55.50	119.19	14.55	120.75	51.17	0.04	0.40	22.22
BHLB	Berkshire Hills Bancorp Inc.	11.27	6.94	0.54	4.34	0.83	6.68	NA	NA	19.05	83.99	9.47	143.08	12.67	0.72	3.18	60.50
BOFI	Bofl Holding Inc.	8.80	8.80	1.57	17.34	1.64	18.10	0.56	74.50	22.32	335.98	29.16	335.98	21.37	NA	NA	NM
BYFC	Broadway Financial Corp.	7.93	7.93	0.38	5.83	0.15	2.34	9.35	34.98	NM	104.29	8.27	104.29	NM	0.04	0.00	NM
BLMT	BSB Bancorp Inc.	11.27	11.27	0.22	1.72	0.22	1.72	0.81	87.88	NM	123.38	13.91	123.38	71.90	NA	NA	NM
CBNJ	Cape Bancorp Inc.	12.93	NA	0.57	4.22	0.52	3.88	2.15	57.64	20.02	87.66	11.34	106.70	21.61	0.24	2.31	44.23
CFFN	Capitol Federal Financial Inc	16.78	16.78	0.78	4.44	0.78	4.44	NA	NA	24.04	112.44	18.87	112.44	24.04	0.30	2.50	146.00
CARV	Carver Bancorp Inc.	7.90	7.90	0.26	2.82	0.15	1.68	5.49	25.04	32.39	NM	7.26	NM	60.09	0.00	0.00	NM
CFBK	Central Federal Corp.	8.76	8.76	-0.13	-1.43	-0.41	-4.52	4.09	64.29	NM	103.86	9.10	103.86	NM	0.00	0.00	NM
CHFN	Charter Financial Corp.	25.07	24.73	0.51	2.07	0.47	1.90	1.22	86.66	43.24	90.41	22.67	92.09	46.80	0.20	1.85	180.00
CHEV	Cheviot Financial	15.87	14.28	0.24	1.55	0.24	1.52	2.65	13.86	52.23	84.21	13.36	95.32	53.89	0.36	3.13	163.64
CBNK	Chicopee Bancorp Inc.	15.11	15.11	0.07	0.43	0.07	0.44	NA	NA	NM	100.47	15.18	100.47	205.11	0.28	1.67	300.00
CZWI	Citizens Community Bncp	10.05	10.02	0.20	1.98	0.30	3.01	1.67	83.25	38.10	74.69	7.51	74.94	25.22	0.04	0.50	19.05
CSBK	Clifton Bancorp Inc	15.33	15.33	0.59	3.41	0.56	3.22	NA	NA	47.72	161.49	NA	161.49	50.60	0.24	2.01	97.02
CMSB	CMS Bancorp Inc.	8.70	8.70	0.38	4.38	0.31	3.52	NA	NA	18.18	80.94	6.62	80.94	23.13	NA	NA	NM
CWAY	Coastway Bncp, Inc.	16.88	16.88	NA	NA	NA	NA	3.43	19.58	NA	71.50	12.07	71.50	NA	NA	NA	NA
COBK	Colonial Financial Services	11.07	11.07	-0.38	-3.64	-0.49	-4.69	NA	NA	NM	73.79	8.17	73.79	NM	NA	NA	NM
DCOM	Dime Community Bancshares Inc.	10.32	9.14	1.07	10.18	1.06	10.08	0.75	65.27	12.44	125.13	12.91	143.17	12.56	0.56	3.72	46.28
EBMT	Eagle Bancorp Montana, Inc.	9.52	8.14	0.38	3.88	0.25	2.54	0.21	351.94	21.45	83.20	7.92	98.81	32.81	0.29	2.76	59.18
ESBF	ESB Financial Corp.	10.01	8.04	0.85	8.62	0.83	8.36	1.05	36.64	13.90	113.68	11.44	144.53	14.32	0.40	3.20	44.44
ESSA	ESSA Bancorp Inc.	12.28	11.49	0.54	4.41	0.59	4.82	2.05	33.51	15.90	75.47	9.27	81.41	14.54	0.28	2.63	32.84
EVER	EverBank Financial	9.35	9.08	0.73	8.19	0.84	9.42	1.04	40.86	19.64	154.44	13.23	160.01	16.84	0.12	0.64	12.50
FCAP	First Capital Inc.	12.17	11.11	1.15	9.76	1.15	9.75	1.52	76.27	10.83	102.88	12.50	114.16	10.87	0.84	4.17	44.09
FCLF	First Clover Leaf Fin Corp.	11.73	10.08	0.47	3.92	0.50	4.12	1.88	87.27	23.17	89.56	10.51	106.16	22.07	0.24	2.53	58.54
FBNK	First Connecticut Bancorp, Inc	10.56	10.56	0.22	1.85	0.21	1.78	1.49	55.24	56.11	110.45	11.67	110.45	58.60	0.12	0.76	42.86
FDEF	First Defiance Financial	12.70	10.01	1.05	8.14	1.12	8.69	2.75	46.39	12.76	96.33	12.24	126.00	11.95	0.60	2.19	23.26
FFBH	First Federal Bancshares of AR	12.57	12.57	0.03	0.21	NA	NA	3.24	109.25	NM	234.14	29.44	234.14	NA	0.20	0.00	NM
FFNM	First Fed of Northern MI Bncp	11.13	11.13	0.10	0.88	0.15	1.36	NA	NA	NM	65.36	7.27	65.39	52.32	0.08	1.47	85.71
FFNW	First Financial Northwest Inc	20.84	20.84	2.83	13.71	2.84	13.73	8.23	19.32	7.24	96.98	20.21	96.98	7.23	0.20	1.81	11.76
FSFG	First Savings Financial Group	11.83	10.58	0.76	6.09	0.77	6.21	2.11	43.03	11.30	80.85	7.79	94.96	11.07	0.44	1.80	19.44
FBC	Flagstar Bancorp Inc.	14.06	14.06	1.44	12.63	1.81	15.86	5.45	62.35	6.77	88.48	10.27	88.48	4.80	0.00	0.00	NM
FXCB	Fox Chase Bancorp Inc.	16.13	16.13	0.52	3.22	0.51	3.16	1.26	125.86	33.16	112.97	18.23	112.97	33.82	0.40	2.46	106.12
FRNK	Franklin Financial Corp.	22.20	22.20	1.06	4.67	0.81	3.56	5.52	31.03	20.27	97.48	21.64	97.48	26.61	NA	NA	NM
FSBW	FS Bancorp Inc.	14.65	14.65	0.89	5.79	0.85	5.51	0.41	422.82	14.48	87.25	12.78	87.25	15.21	0.24	1.40	17.80
GTWN	Georgetown Bancorp Inc.	10.85	10.85	0.33	2.72	0.33	2.72	NA	NA	32.67	92.64	10.05	92.64	32.67	0.17	1.16	36.11
HBK	Hamilton Bancorp Inc	20.45	19.70	-0.32	-1.57	-0.37	-1.78	1.61	58.84	NM	80.37	16.44	84.23	NM	NA	NA	NM
HBNK	Hampden Bancorp Inc.	11.97	11.97	0.57	4.56	0.61	4.87	1.48	60.01	22.52	105.29	12.60	105.29	21.05	0.24	1.50	33.80
HBOS	Heritage Financial Group Inc.	9.05	8.81	0.64	7.13	0.72	7.99	0.87	81.56	15.11	108.23	9.80	111.59	13.47	0.28	1.58	11.97
HFFC	HF Financial Corp.	7.91	7.55	0.53	6.64	0.49	6.24	1.61	51.89	14.86	96.93	7.67	101.90	15.82	0.45	3.29	48.91
HIFS	Hingham Instit. for Savings	7.79	7.79	1.51	19.18	1.19	15.16	NA	NA	8.14	141.83	11.05	141.83	10.30	1.08	1.45	14.71
HMNF	HMN Financial Inc.	14.05	14.05	4.73	39.62	4.73	39.62	3.64	56.31	1.93	80.28	8.26	80.28	1.93	0.00	0.00	NM
HBCP	Home Bancorp Inc.	11.65	NA	0.69	4.86	0.80	5.70	1.65	41.60	20.54	102.03	11.89	105.22	17.17	NA	NA	NM
HFBL	Home Fedl Bncp Inc. LA	14.50	14.50	0.91	6.07	0.88	5.82	NA	NM	15.15	99.59	14.44	99.59	15.82	0.24	1.29	19.51
HMST	HomeStreet Inc.	8.75	NA	0.54	5.55	0.61	6.37	3.56	22.30	17.25	95.54	8.36	103.51	15.01	0.44	0.00	32.35
HTBI	HomeTrust Bancshares Inc.	21.96	NA	0.73	3.24	NA	NA	4.80	36.51	24.89	82.84	18.19	NA	NA	NA	NA	NM
IROQ	IF Bancorp Inc.	13.98	13.98	0.62	4.17	0.63	4.25	0.91	80.66	19.40	88.15	12.33	88.15	18.99	0.10	0.62	12.05
ISBC	Investors Bancorp Inc	8.50	7.96	0.83	9.98	0.88	10.55	0.88	133.61	26.35	270.21	22.96	290.01	24.87	0.08	0.74	19.51
JXSB	Jacksonville Bancorp	13.46	12.70	0.96	7.21	0.89	6.69	1.47	77.19	12.64	90.02	12.11	96.20	13.63	0.32	1.52	18.67
LPSB	LaPorte Bancorp Inc	15.41	13.99	0.77	4.56	0.72	4.26	2.23	35.52	16.41	77.89	12.00	87.25	17.60	0.16	1.48	24.24
LABC	Louisiana Bancorp Inc.	18.35	18.35	0.89	4.97	0.84	4.70	0.60	165.17	18.39	97.17	17.83	97.17	19.47	0.20	1.02	9.35
LSBI	LSB Financial Corp.	11.28	11.28	0.66	5.98	0.66	5.98	NA	NA	18.84	109.42	12.34	109.42	18.84	0.36	1.25	24.18
MCBK	Madison County Financial Inc.	21.25	20.95	0.98	4.45	1.02	4.61	NA	NM	19.05	91.13	19.36	92.80	18.41	0.24	1.33	25.26
MLVF	Malvern Bancorp Inc	12.88	12.88	-3.03	-22.45	-2.89	-21.48	1.23	100.19	NM	89.75	11.56	89.75	NM	0.11	0.00	NM
CASH	Meta Financial Group Inc.	8.23	8.11	0.85	10.56	0.84	10.40	0.29	84.70	14.16	142.74	11.75	145.03	14.41	0.52	1.43	20.31
NASB	NASB Financial Inc.	16.91	16.76	1.42	8.48	1.42	8.44	5.21	26.67	10.15	83.71	14.16	84.65	10.20	0.40	1.88	33.33
NVSL	Naugatuck Valley Finl	11.38	11.38	-1.81	-14.81	-1.60	-13.05	2.77	76.38	NM	93.98	10.70	93.98	NM	0.00	0.00	NM
NHTB	New Hampshire Thrift Bncshrs	10.50	6.92	0.65	6.20	0.66	6.31	1.40	51.65	13.49	94.56	8.55	166.68	13.33	0.52	3.54	47.71
NYCB	New York Community Bancorp	12.07	7.30	1.04	8.36	1.04	8.38	0.41	149.08	14.35	118.32	14.28	206.36	14.32	1.00	6.51	93.46
NFBK	Northfield Bancorp Inc.	25.32	24.85	0.72	2.71	0.71	2.68	1.60	62.05	37.29	105.13	26.62	107.79	37.66	0.24	1.84	68.57
NWBI	Northwest Bancshares, Inc.	14.51	12.54	0.83	5.80	0.77	5.38	2.08	51.05	18.54	108.95	15.81	129.01	20.00	0.52	3.90	225.00
OSHC	Ocean Shore Holding Co.	10.38	9.92	0.55	5.42	NA	NA	0.82	52.69	17.07	94.49	9.81	99.39	NA	0.24	1.62	27.59
OCFC	OceanFirst Financial Corp.	9.47	9.47	0.72	7.67	0.87	9.16	3.12	31.36	17.11	133.29	12.63	133.29	14.39	0.48	2.89	49.48
ONFC	Oneida Financial Corp.	11.86	8.78	0.84	6.62	0.85	6.75	0.17	256.10	14.58	95.52	11.32	133.55	14.41	0.48	3.78	55.17
ORIT	Oritani Financial Corp.	17.50	17.50	1.49	8.17	1.46	7.98	0.70	182.56	15.20	130.82	22.90	130.82	15.56	0.70	4.65	95.96
PEOP	Peoples Federal Bancshares Inc	17.33	17.33	0.37	2.00	0.37	2.00	0.34	195.25	52.21	110.85	19.21	110.85	52.27	0.20	1.09	120.00
PBCT	People's United Financial Inc.	13.88	7.99	0.74	5.01	0.79	5.38	1.39	44.94	18.74	96.52	13.40	179.26	17.45	0.66	4.57	84.74
PBSK	Poage Bankshares Inc.	15.06	14.58	0.23	1.19	0.31	1.63	NA	NA	59.17	84.55	12.74	87.89	44.37	0.20	1.41	79.17
PBCP	Polonia Bncp, Inc.	13.21	13.21	-0.07	-0.51	-0.07	-0.51	NA	NA	NM	86.01	11.37	86.01	NM	NA	NA	NM
PROV	Provident Financial Holdings	13.33	13.33	0.84	6.27	0.84	6.27	1.85	54.37	15.71	94.17	12.55	94.17	15.71	0.40	2.74	43.01

RP® Financial, LC.

Exhibit 1B
Weekly Thrift Market Line - Part Two
Prices As of May 23, 2014

		Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)		
		Equity/ Assets(1)	Tang Equity/ Assets(1)	Reported Earnings ROA(5)	Reported Earnings ROE(5)	Core Earnings ROA(5)	Core Earnings ROE(5)	NPAs/ Assets	Rsvs/ NPLs	Price/ Earnings	Price/ Book	Price/ Assets	Price/ Tang Book	Price/ Core Earnings	Div/ Share	Dividend Yield	Payout Ratio (7)
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Financial Institution																	
PFS	Provident Financial Services	13.62	NA	0.95	6.94	0.94	6.86	1.71	52.05	13.86	99.10	13.49	154.57	13.90	0.60	3.55	48.36
PBIP	Prudential Bancorp Inc.	24.93	24.93	0.45	2.55	0.32	1.77	NA	NA	41.80	80.39	20.04	80.39	59.79	0.12	1.11	11.59
PULB	Pulaski Financial Corp.	8.08	7.80	0.60	6.45	0.61	6.46	4.13	34.53	18.97	120.72	9.13	125.65	18.99	0.38	3.45	65.52
RVSB	Riverview Bancorp Inc.	11.94	9.12	2.46	23.73	2.46	23.53	NA	NA	4.28	85.32	10.14	115.50	4.27	0.00	0.00	NM
SVBI	Severn Bancorp Inc.	10.49	10.45	-3.04	-26.55	-3.03	-26.46	6.46	24.55	NM	82.77	6.10	83.26	NM	0.00	0.00	NM
SIFI	SI Financial Group Inc.	11.32	10.04	0.01	0.09	0.25	2.09	0.82	79.16	NM	93.16	10.54	106.55	45.95	0.12	1.07	NM
SMPL	Simplicity Bancorp Inc	15.92	15.53	0.71	4.22	0.71	4.22	2.83	20.83	21.51	92.58	14.74	95.33	21.51	0.36	2.12	41.77
SIBC	State Investors Bancorp Inc.	15.89	15.89	0.24	1.45	0.24	1.45	NA	NA	66.46	90.61	14.40	90.61	66.46	NA	NA	NM
TBNK	Territorial Bancorp Inc.	12.89	NA	0.91	6.70	0.79	5.83	NA	20.03	13.74	95.72	12.34	97.15	15.72	0.60	2.93	44.30
THRD	TF Financial Corp.	11.46	10.96	0.83	7.37	0.82	7.26	NA	NA	13.59	100.23	11.49	105.46	13.88	0.48	1.56	19.38
TSBK	Timberland Bancorp Inc.	10.93	10.23	0.61	5.24	0.58	4.98	6.05	35.91	19.11	94.21	10.29	101.45	20.27	0.16	1.50	25.00
TRST	TrustCo Bank Corp NY	8.12	8.11	0.93	11.59	0.89	11.01	1.37	87.41	15.08	169.15	13.73	169.40	15.87	0.26	3.95	59.52
UCBA	United Community Bancorp	14.03	13.52	0.56	3.92	0.55	3.87	4.15	25.77	18.35	75.21	10.55	78.51	18.59	0.24	2.18	50.00
UCFC	United Community Finl Corp.	10.85	10.85	0.53	4.94	0.47	4.34	3.10	41.44	NM	97.22	10.55	97.28	161.77	0.00	0.00	NM
UBNK	United Financial Bancorp	12.66	12.62	0.48	3.55	0.62	4.57	1.14	79.85	32.22	114.26	14.46	114.67	24.82	0.40	3.03	97.56
WSBF	Waterstone Financial Inc.	26.44	26.41	0.70	4.59	0.70	4.59	4.54	40.68	31.66	79.61	21.05	79.72	31.66	0.20	1.85	14.66
WAYN	Wayne Savings Bancshares	9.60	9.22	0.53	5.52	0.55	5.67	1.61	39.11	15.80	86.66	8.32	90.65	15.37	0.32	2.67	42.11
WEBK	Wellesley Bancorp	9.96	9.96	0.48	4.60	0.46	4.42	NA	NA	20.05	92.35	9.20	92.35	20.84	0.10	0.56	2.81
WBB	Westbury Bancorp Inc.	16.37	16.37	-0.35	-2.16	-0.22	-1.37	2.21	47.24	NA	81.96	13.41	81.96	NA	NA	NA	NA
WFD	Westfield Financial Inc.	11.89	11.89	0.52	4.14	0.40	3.21	NA	NA	21.29	94.50	11.23	94.50	27.34	0.24	3.31	70.59
WBKC	Wolverine Bancorp Inc.	19.33	19.33	0.45	2.15	0.45	2.15	2.14	136.84	36.83	83.61	16.16	83.61	36.83	NA	NA	66.67
WSFS	WSFS Financial Corp.	8.99	8.21	1.23	13.58	1.16	12.87	1.22	79.93	11.65	149.34	13.43	164.92	12.31	0.48	0.70	8.16
WVFC	WVS Financial Corp.	10.25	10.25	0.29	2.72	0.29	2.68	NA	NA	28.61	74.28	7.61	74.28	28.95	0.16	1.36	39.02
MHCs																	
BNCL	Beneficial Mutual Bncp (MHC)	13.53	10.99	0.25	1.91	0.28	2.14	1.15	112.33	NM	167.27	22.64	211.97	75.50	NA	NA	NM
GCBC	Greene County Bncp Inc. (MHC)	8.54	8.54	0.99	11.13	0.99	11.13	1.30	87.31	17.22	182.02	15.54	182.02	17.22	0.70	2.71	46.67
KRNY	Kearny Financial Corp. (MHC)	13.99	11.11	0.29	1.98	NA	NA	NA	NA	NM	194.60	27.22	253.13	NA	0.00	0.00	NM
KFFB	Kentucky First Federal (MHC)	21.93	18.05	0.74	3.51	0.74	3.51	2.63	23.56	31.44	108.37	23.77	138.24	31.44	0.40	4.71	148.15
LSBK	Lake Shore Bancorp Inc. (MHC)	13.81	13.81	0.74	5.47	0.74	5.45	1.22	33.05	19.49	107.68	14.87	107.68	19.54	0.28	2.28	44.44
MGYR	Magyar Bancorp Inc. (MHC)	8.49	8.49	0.10	1.15	0.09	1.01	NA	NA	NM	100.72	8.56	100.72	111.60	NA	NA	NM
EBSB	Meridian Interstate Bncp (MHC)	9.11	8.66	0.66	6.98	0.44	4.62	1.69	54.90	32.74	223.05	20.31	235.72	49.48	NA	NA	NM
MSBF	MSB Financial Corp. (MHC)	11.72	11.72	0.27	2.35	0.27	2.35	6.50	17.53	42.11	99.01	11.61	99.01	42.11	0.00	0.00	NM
NECB	NorthEast Community Bncp (MHC)	22.29	22.11	0.26	1.10	0.32	1.34	5.24	20.70	NM	85.09	18.97	85.99	64.12	0.12	1.70	133.33
OFED	Oconee Federal Financial Corp.	21.17	21.17	1.05	5.07	NA	NA	0.86	36.23	26.78	137.55	29.13	137.55	NA	0.40	2.23	59.70
PBHC	Pathfinder Bancorp Inc. (MHC)	8.33	7.53	0.48	5.82	0.38	4.62	1.83	55.86	15.96	129.37	7.68	152.14	20.22	0.12	0.80	12.77
PSBH	PSB Holdings Inc. (MHC)	11.11	9.73	0.23	2.10	0.25	2.26	NA	NA	35.76	78.24	8.69	90.63	33.18	0.16	0.00	NM
TFSL	TFS Financial Corp (MHC)	16.33	16.26	0.57	3.46	NA	NA	2.35	33.24	67.00	218.48	35.69	219.62	NA	0.00	0.00	NM
Under Acquisition																	
FFCO	FedFirst Financial Corp.	15.78	15.48	0.64	3.81	0.63	3.79	1.47	73.07	26.65	99.31	15.66	101.55	27.06	0.32	1.46	62.20
HCBK	Hudson City Bancorp Inc.	12.51	12.16	0.46	3.79	0.39	3.24	2.93	25.53	26.49	108.28	13.55	111.86	31.01	0.16	1.63	43.24
JFBI	Jefferson Bancshares Inc.	10.73	10.58	0.39	3.64	0.46	4.35	2.94	43.12	25.48	95.78	10.28	97.39	21.31	0.00	0.00	NM
OBAF	OBA Financial Services Inc	18.15	18.15	0.27	1.46	0.27	1.46	1.76	49.76	NM	116.99	21.24	116.99	78.33	NA	NA	NM
OABC	OmniAmerican Bancorp Inc.	15.13	15.13	0.44	2.91	0.43	2.83	1.04	51.41	42.95	132.08	19.98	132.08	44.18	0.20	0.83	17.86
SPBC	SP Bancorp Inc.	10.49	10.49	0.31	2.87	0.33	2.99	1.14	63.69	46.21	138.54	14.53	138.54	44.41	NA	NA	NM

(1) Average of High/Low or Bid/Ask price per share.
(2) Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3) EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4) Exludes intangibles (such as goodwill, value of core deposits, etc.).
(5) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6) Annualized based on last regular quarterly cash dividend announcement.
(7) Indicated dividend as a percent of trailing 12 month earnings.
(8) Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9) For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

Exhibit 2

PRO FORMA ANALYSIS SHEET

Pilgrim Bancshares, Inc.

Prices as of May 23, 2014

Price Multiple		Symbol	Subject (1)		Peer Group Average	Peer Group Median	Massachusetts Companies Average	Massachusetts Companies Median	All Publicly-Traded Average	All Publicly-Traded Median
Price-earnings ratio (x)		P/E	46.23	x	23.68x	22.52x	20.62x	20.67x	17.78x	17.11x
Price-core earnings ratio (x)		P/Core	33.15	x	23.58x	21.05x	20.81x	20.95x	17.71x	16.25x
Price-book ratio (%)	=	P/B	65.75%		96.19%	96.81%	105.03%	100.47%	104.01%	94.53%
Price-tangible book ratio (%)	=	P/TB	65.75%		100.94%	99.29%	111.60%	105.29%	112.22%	99.39%
Price-assets ratio (%)	=	P/A	9.31%		12.55%	11.96%	12.43%	11.23%	13.05%	12.28%

Valuation Parameters

Pre-Conversion Earnings (Y)	$446,000	ESOP Stock Purchases (E)	8.00% (5)
Pre-Conversion Earnings (CY)	$591,000	Cost of ESOP Borrowings (S)	0.00% (4)
Pre-Conversion Book Value (B)	$12,726,000	ESOP Amortization (T)	30.00 years
Pre-Conv. Tang. Book Val. (TB)	$12,726,000	RRP Amount (M)	4.00%
Pre-Conversion Assets (A)	$169,371,000	RRP Vesting (N)	5.00 years (5)
Reinvestment Rate (2)(R)	1.73%	Foundation (F)	4.39%
Est. Conversion Expenses (3)(X)	8.48%	Tax Benefit (Z)	290,000
Tax Rate (TAX)	40.00%	Percentage Sold (PCT)	100.00%
Shares Tax	$0	Option (O1)	10.00% (6)
		Estimated Option Value (O2)	33.60% (6)
		Option vesting (O3)	5.00 (6)
		Option pct taxable (O4)	25.00% (6)

Calculation of Pro Forma Value After Conversion

1. $V = \dfrac{P/E * (Y)}{1 - P/E * PCT * ((1-X-E-M-F)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)}$ V= $16,995,000

2. $V = \dfrac{P/Core * (Y)}{1 - P/core * PCT * ((1-X-E-M-F)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)}$ V= $16,995,000

3. $V = \dfrac{P/B * (B+Z)}{1 - P/B * PCT * (1-X-E-M-F)}$ V= $16,997,570

4. $V = \dfrac{P/TB * (TB+Z)}{1 - P/TB * PCT * (1-X-E-M-F)}$ V= $16,997,570

5. $V = \dfrac{P/A * (A+Z)}{1 - P/A * PCT * (1-X-E-M-F)}$ V= $16,995,000

Conclusion	Shares Issued To the Public	Price Per Share	Gross Offering Proceeds	Shares Issued To Foundation	Total Shares Issued	Aggregate Market Value of Shares Issued
Supermaximum	2,182,125	10.00	$ 21,821,250	65,464	2,247,589	$ 22,475,890
Maximum	1,897,500	10.00	18,975,000	56,925	1,954,425	19,544,250
Midpoint	1,650,000	10.00	16,500,000	49,500	1,699,500	16,995,000
Minimum	1,402,500	10.00	14,025,000	42,075	1,444,575	14,445,750

(1) Pricing ratios shown reflect the midpoint value.

(2) Net return reflects a reinvestment rate of 1.73 percent and a tax rate of 40.0 percent.

(3) Offering expenses shown at estimated midpoint value.

(4) No cost is applicable since holding company will fund the ESOP loan.

(5) ESOP and MRP amortize over 30 years and 5 years, respectively; amortization expenses tax effected at 40.0 percent.

(6) 10 percent option plan with an estimated Black-Scholes valuation of 33.60 percent of the exercise price, including a 5 year vesting with 25 percent of the options (granted to directors) tax effected at 40.0 percent.

Exhibit 3
PRO FORMA EFFECT OF CONVERSION PROCEEDS
Pilgrim Bancshares, Inc.
At the Minimum

1. Pro Forma Market Capitalization	$14,445,750
Less: Foundation Shares	420,750
2. Offering Proceeds	$14,025,000
Less: Estimated Offering Expenses	1,400,000
Net Conversion Proceeds	$12,625,000

3. Estimated Additional Income from Conversion Proceeds

Net Conversion Proceeds	$12,625,000
Less: Cash Contribution to Foundation	304,000
Less: Non-Cash Stock Purchases (1)	1,733,490
Net Proceeds Reinvested	$10,587,510
Estimated net incremental rate of return	1.04%
Reinvestment Income	$109,898
Less: Shares Tax	0
Less: Estimated cost of ESOP borrowings (2)	0
Less: Amortization of ESOP borrowings (3)	23,113
Less: Amortization of Options (4)	87,368
Less: Recognition Plan Vesting (5)	69,340
Net Earnings Impact	($69,922)

4. Pro Forma Earnings	Before Conversion	Net Earnings Increase	After Conversion
12 Months ended March 31, 2014 (reported)	$446,000	($69,922)	$376,078
12 Months ended March 31, 2014 (core)	$591,000	($69,922)	$521,078

5. Pro Forma Net Worth	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
March 31, 2014	$12,726,000	$10,587,510	$289,900	$23,603,410
March 31, 2014 (Tangible)	$12,726,000	$10,587,510	$289,900	$23,603,410

6. Pro Forma Assets	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
March 31, 2014	$169,371,000	$10,587,510	$289,900	$180,248,410

(1) Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.
(2) ESOP stock purchases are internally financed by a loan from the holding company.
(3) ESOP borrowings are amortized over 30 years, amortization expense is tax-effected at a 40.0 percent rate.
(4) Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.
(5) RRP is amortized over 5 years, and amortization expense is tax effected at 40.0 percent.

Exhibit 3
PRO FORMA EFFECT OF CONVERSION PROCEEDS
Pilgrim Bancshares, Inc.
At the Midpoint

1. Pro Forma Market Capitalization	$16,995,000
Less: Foundation Shares	495,000
2. Offering Proceeds	$16,500,000
Less: Estimated Offering Expenses	1,400,000
Net Conversion Proceeds	$15,100,000

3. Estimated Additional Income from Conversion Proceeds

Net Conversion Proceeds	$15,100,000
Less: Cash Contribution to Foundation	230,000
Less: Non-Cash Stock Purchases (1)	2,039,400
Net Proceeds Reinvested	$12,830,600
Estimated net incremental rate of return	1.04%
Reinvestment Income	$133,182
Less: Shares Tax	0
Less: Estimated cost of ESOP borrowings (2)	0
Less: Amortization of ESOP borrowings (3)	27,192
Less: Amortization of Options (4)	102,786
Less: Recognition Plan Vesting (5)	81,576
Net Earnings Impact	($78,372)

4. Pro Forma Earnings	Before Conversion	Net Earnings Increase	After Conversion
12 Months ended March 31, 2014 (reported)	$446,000	($78,372)	$367,628
12 Months ended March 31, 2014 (core)	$591,000	($78,372)	$512,628

5. Pro Forma Net Worth	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
March 31, 2014	$12,726,000	$12,830,600	$290,000	$25,846,600
March 31, 2014 (Tangible)	$12,726,000	$12,830,600	$290,000	$25,846,600

6. Pro Forma Assets	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
March 31, 2014	$169,371,000	$12,830,600	$290,000	$182,491,600

(1) Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.
(2) ESOP stock purchases are internally financed by a loan from the holding company.
(3) ESOP borrowings are amortized over 30 years, amortization expense is tax-effected at a 40.0 percent rate.
(4) Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.
(5) RRP is amortized over 5 years, and amortization expense is tax effected at 40.0 percent.

Exhibit 3
PRO FORMA EFFECT OF CONVERSION PROCEEDS
Pilgrim Bancshares, Inc.
At the Maximum Value

1. Pro Forma Market Capitalization	$19,544,250
Less: Foundation Shares	569,250
2. Offering Proceeds	$18,975,000
Less: Estimated Offering Expenses	1,400,000
Net Conversion Proceeds	$17,575,000

3. Estimated Additional Income from Conversion Proceeds

Net Conversion Proceeds	$17,575,000
Less: Cash Contribution to Foundation	156,000
Less: Non-Cash Stock Purchases (1)	2,345,310
Net Proceeds Reinvested	$15,073,690
Estimated net incremental rate of return	1.04%
Reinvestment Income	$156,465
Less: Shares Tax	0
Less: Estimated cost of ESOP borrowings (2)	0
Less: Amortization of ESOP borrowings (3)	31,271
Less: Amortization of Options (4)	118,204
Less: Recognition Plan Vesting (5)	93,812
Net Earnings Impact	($86,822)

4. Pro Forma Earnings	Before Conversion	Net Earnings Increase	After Conversion
12 Months ended March 31, 2014 (reported)	$446,000	($86,822)	$359,178
12 Months ended March 31, 2014 (core)	$591,000	($86,822)	$504,178

5. Pro Forma Net Worth	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
March 31, 2014	$12,726,000	$15,073,690	$290,100	$28,089,790
March 31, 2014 (Tangible)	$12,726,000	$15,073,690	$290,100	$28,089,790

6. Pro Forma Assets	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
March 31, 2014	$169,371,000	$15,073,690	$290,100	$184,734,790

(1) Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.
(2) ESOP stock purchases are internally financed by a loan from the holding company.
(3) ESOP borrowings are amortized over 30 years, amortization expense is tax-effected at a 40.0 percent rate.
(4) Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.
(5) RRP is amortized over 5 years, and amortization expense is tax effected at 40.0 percent.

Exhibit 3 PRO FORMA EFFECT OF CONVERSION PROCEEDS Pilgrim Bancshares, Inc. At the Super Maximum Value 1. Pro Forma Market Capitalization $22,475,890 Less: Foundation Shares 654,640 2. Offering Proceeds $21,821,250 Less: Estimated Offering Expenses 1,400,000 Net Conversion Proceeds $20,421,250 3. Estimated Additional Income from Conversion Proceeds Net Conversion Proceeds $20,421,250 Less: Cash Contribution to Foundation 70,000 Less: Non-Cash Stock Purchases (1) 2,697,107 Net Proceeds Reinvested $17,654,143 Estimated net incremental rate of return 1.04% Reinvestment Income $183,250 0 Less: Shares Tax Less: Estimated cost of ESOP borrowings (2) 0 Less: Amortization of ESOP borrowings (3) 35,961 Less: Amortization of Options (4) 135,934 Less: Recognition Plan Vesting (5) 107,884 Net Earnings Impact ($96,530) Net Before Earnings After 4. Pro Forma Earnings Conversion Increase Conversion 12 Months ended March 31, 2014 (reported) $446,000 ($96,530) $349,470 12 Months ended March 31, 2014 (core) $591,000 ($96,530) $494,470 Before Net Cash Tax Benefit After 5. Pro Forma Net Worth Conversion Proceeds Of Contribution Conversion March 31, 2014 $12,726,000 $17,654,143 $289,856 $30,669,999 March 31, 2014 (Tangible) $12,726,000 $17,654,143 $289,856 $30,669,999 Before Net Cash Tax Benefit After 6. Pro Forma Assets Conversion Proceeds Of Contribution Conversion March 31, 2014 $169,371,000 $17,654,143 $289,856 $187,314,999 (1) Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively. (2) ESOP stock purchases are internally financed by a loan from the holding company. (3) ESOP borrowings are amortized over 30 years, amortization expense is tax-effected at a 40.0 percent rate. (4) Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable. (5) RRP is amortized over 5 years, and amortization expense is tax effected at 40.0 percent.

EXHIBIT 4 Firm Qualifications Statement

RP FINANCIAL, LC.
Advisory | Planning | Valuation

FIRM QUALIFICATION STATEMENT

RP® Financial, LC. ("RP Financial") provides financial and management consulting, merger advisory and valuation services to the financial services companies, including banks, thrifts, credit unions, insurance companies, mortgage companies and others. We offer a broad array of services, high quality and prompt service, hands-on involvement by our senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff has extensive consulting, valuation, financial advisory and industry backgrounds.

STRATEGIC PLANNING SERVICES

RP Financial's strategic planning services, for established or de novo banking companies, provide effective feasible plans with quantifiable results to enhance shareholder value, achieve regulatory approval or realize other objectives. We conduct situation analyses; establish mission/vision statements, develope strategic goals and objectives; and identify strategies to enhance value, address capital, increase earnings, manage risk and tackle operational or organizational matters. Our proprietary financial simulation models facilitate the evaluation of the feasibility, impact and merit of alternative financial strategies.

MERGER ADVISORY SERVICES

RP Financial's merger advisory services include targeting buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring deal terms, preparing merger business plans and financial simulations, rendering fairness opinions, preparing fair valuation analyses and supporting post-merger strategies. RP Financial is also expert in de novo charters, shelf charters and failed bank deals with loss sharing or other assistance. Through financial simulations, valuation proficiency and regulatory familiarity, RP Financial's merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP Financial's extensive valuation practice includes mergers, thrift stock conversions, insurance company demutualizations, merger valuation and goodwill impairment, ESOPs, going private, secondary offerings and other purposes. We are highly experienced in performing appraisals conforming with regulatory guidelines and appraisal standards. RP Financial is the nation's leading valuation firm for thrift stock conversions, with offerings ranging up to $4 billion.

MANAGEMENT STUDIES

RP Financial provides effective organizational planning, and we are often engaged to prepare independent management studies required for regulatory enforcement actions. We evaluate Board, management and staffing needs, assess existing talent and capabilities and make strategic recommendations for new positions, replacement, succession and other organizational matters.

ENTERPRISE RISK ASSESSMENT SERVICES

RP Financial provides effective enterprise risk assessment consulting services to assist our clients in evaluating the degree to which they have properly identified, understood, measured, monitored and controlled enterprise risk as part of a deliberate risk/reward strategy and to help them implement strategies to mitigate risk, enhance performance, ensure effective reporting and compliance with laws and regulations and avoid potential future damage to their reputation and associated consequences and to mitigate residual risk and unanticipated losses.

OTHER CONSULTING SERVICES

RP Financial provides other consulting services including evaluating regulatory changes, development diversification and branching strategies, conducting feasibility studies and other research, and preparing management studies in response to regulatory enforcement actions. We assist clients with CRA plans and revising policies and procedures. Our other consulting services are aided by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (33)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (30)	(703) 647-6546	wpommerening@rpfinancial.com
Marcus Faust, Director (26)	(703) 647-6553	mfaust@rpfinancial.com
Gregory E. Dunn, Director (31)	(703) 647-6548	gdunn@rpfinancial.com
James P. Hennessey, Director (28)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (27)	(703) 647-6549	joren@rpfinancial.com
Timothy M. Biddle, Senior Vice President (24)	(703) 647-6552	tbiddle@rpfinancial.com
Carla H. Pollard, Senior Vice President (25)	(703) 647-6556	cpollard@rpfinancial.com

RP Financial, LC.
1100 North Glebe Road, Suite 600
Arlington, VA 22201

1

Phone: (703) 528-1700
Fax: (703) 528-1788
www.rpfinancial.com